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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

United Auto Group, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2003

To the Stockholders of United Auto Group, Inc.:

      We will hold the annual meeting of our stockholders at our offices located at One Harmon Plaza, Ninth Floor, Secaucus, NJ, 07094, on May 16, 2003, at 9:00 a.m., Eastern Daylight time, for the following purposes:

(1)	to elect four directors;

(2)	to approve the 2002 United Auto Group, Inc. Equity Compensation Plan; and

(3)	to transact such other business as may properly come before the meeting.

      Holders of record of our Voting Common Stock, par value $0.0001 per share (the “Common Stock”), at the close of business on March 25, 2003 (the “Record Date”) are entitled to vote at our Annual Meeting and any adjournment or adjournments of the Annual Meeting. We will make available for inspection a list of holders of our Common Stock as of the Record Date during business hours from May 1, 2003 through May 15, 2003 at One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094, and at our principal executive offices, located at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954. We will also make the list available for inspection at the Annual Meeting.

      We request that stockholders complete, date and sign the enclosed Proxy Card and return it promptly in the enclosed envelope which we provided for your convenience and which requires no postage if mailed in the United States. Your prompt return of Proxy Cards will ensure a quorum. You may revoke your Proxy and vote personally on all matters brought before the Annual Meeting.

By Order of the Board of Directors

ROBERT H. KURNICK, JR.
Executive Vice President, General Counsel
and Secretary

Detroit, Michigan

April 11, 2003

ANNUAL MEETING OF STOCKHOLDERS
RECORD DATE AND VOTING SECURITIES
THE BOARD OF DIRECTORS AND ITS COMMITTEES
ELECTION OF DIRECTORS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
REPORT OF THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PARTY TRANSACTIONS
APPROVAL OF THE UNITED AUTO GROUP, INC. 2002 EQUITY COMPENSATION PLAN
AUDIT COMMITTEE REPORT
INDEPENDENT ACCOUNTANTS
SHARE INVESTMENT PERFORMANCE
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2004
OTHER BUSINESS
APPENDIX A
AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
APPENDIX B
2002 EQUITY COMPENSATION PLAN

UNITED AUTO GROUP, INC.

2555 Telegraph Road
Bloomfield Hills, Michigan 48302-0954

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

      This Proxy Statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at our Annual Meeting of Stockholders or any adjournment of the Annual Meeting to be held on Friday, May 16, 2003, at 9:00 a.m., local time. We will hold the meeting at our offices located at One Harmon Plaza, 9th Floor, Secaucus, New Jersey 07094. We are holding the Annual Meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. We expect to mail the Notice of Annual Meeting of Stockholders, this Proxy Statement and the enclosed proxy card to stockholders entitled to vote at the Annual Meeting on or about April 11, 2003.

RECORD DATE AND VOTING SECURITIES

      You can ensure that your shares are voted at the Annual Meeting by signing and returning the enclosed proxy card in the envelope provided. Your submission of a signed proxy will not affect your right to attend the Annual Meeting and vote in person. You retain the right to revoke your proxy at any time before your proxy is voted by filing with our Secretary a written revocation or a proxy bearing a later date. Your presence at the Annual Meeting does not itself revoke that proxy unless you file written notice of revocation of the proxy with our Secretary at any time prior to the voting of the proxy.

      Proxies will be voted as you specify. Where specific choices are not indicated, proxies will be voted FOR the proposals submitted for approval. The proxy card provides space for you to withhold voting for any or all nominees to our Board of Directors or to abstain from voting for any proposal if you choose to do so.

      Under Delaware Law and the Company’s Amended and Restated Bylaws (the “Bylaws”), the presence of a quorum is required to transact business at our Annual Meeting. A quorum is defined as the presence, either in person or by proxy, of a majority of the shares entitled to vote. Proxies marked “abstain” will be included in determining a quorum. On routine matters, brokers who hold customer shares in “street name” but have not timely received voting instructions from such customers (“broker non-votes”) have discretion to vote such shares. Accordingly, the presence of these shares will be included in determining a quorum for all matters presented at the Annual Meeting.

      Under Delaware law and our Bylaws, proposals must be approved by the affirmative vote of a majority, or, in the case of the election of directors, a plurality, of the shares present, either in person or by proxy, at our Annual Meeting and entitled to vote. Accordingly, abstentions have the same effect as votes “against” a proposal.

      Our Board of Directors has fixed the close of business on March 25, 2003 as the record date for the determination of our stockholders who are entitled to receive notice of and to vote at our Annual Meeting. At the close of business on the Record Date, we had outstanding 38,839,026 shares of Common Stock, excluding treasury shares. The holders of our Common Stock are entitled to one vote for each share of Common Stock held on the Record Date.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

      Our Board of Directors is responsible for our management and direction and for establishing our corporate policies. Our Board of Directors held six meetings during the year ended December 31, 2002 (“Fiscal 2002”) and acted five times by unanimous written consent in lieu of meeting. No director attended less than 75% of the board and committee meetings scheduled during Fiscal 2002, other than Motokazu Yoshida.

      Our Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation and Management Development Committee and the Nominating and Corporate Governance Committee. The principal responsibilities of each committee are described in the following paragraphs.

      Executive Committee. Our Executive Committee is comprised of Roger S. Penske (Chairman), Samuel X. DiFeo, Michael R. Eisenson, James A. Hislop and Lucio A. Noto. Our Executive Committee’s primary function is to assist our Board of Directors by acting upon matters when the Board is not in session. The Executive Committee has the full power and authority of the Board, except to the extent limited by law or the Company’s Certificate of Incorporation or Bylaws. The Executive Committee held one meeting in Fiscal 2002, and acted once by unanimous written consent in lieu of a meeting.

      Audit Committee. Our Audit Committee is comprised of Michael R. Eisenson (Chairman), Ronald G. Steinhart and John Barr. In Fiscal 2002, Eustace Mita also served on the Audit Committee. The Audit Committee is governed by a written charter that was adopted by our Board. The written charter was reviewed by the Audit Committee and our Board in 2002 in light of the new and proposed New York Stock Exchange rules governing audit committees and applicable law. As a result of the review, the Board adopted an Amended and Restated Audit Committee Charter which is attached as Appendix A. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of our financial statements and financial reporting process and our systems of internal accounting and financial controls; (ii) the performance of the internal audit function; (iii) the annual independent audit of our financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) our compliance with legal and regulatory requirements, including our disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out in the Charter. Our Audit Committee held five meetings in Fiscal 2002. During Fiscal 2002, our Board examined the composition of the Audit Committee in light of the New York Stock Exchange rules governing audit committees and under applicable law. The Board confirmed that all members of the Audit Committee are “independent” and “financially literate” within the meaning of the Exchange’s rules and under applicable law. Mr. Steinhart serves on the audit committee of three other entities. In 2002, the Board determined that Mr. Steinhart’s simultaneous service on three audit committees in addition to our audit committee would not impair his ability to effectively serve as a member of our audit committee.

      Compensation and Management Development Committee. Our Compensation and Management Development Committee is comprised of Lucio A. Noto (Chairman), H. Brian Thompson and Motokazu Yoshida. Our Compensation and Management Development Committee is also governed by a written charter adopted by our Board. The purpose of the Committee is to discharge the responsibility of the Board of Directors relating to compensation of the Company’s Directors, executive officers and such other employees as the Committee may determine and related matters. Our Compensation and Management Development Committee held two meetings during Fiscal 2002.

      Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is comprised of H. Brian Thompson (Chairman) and Eustace Mita. The Nominating and Corporate Governance Committee is governed by a written charter adopted by our Board. The purpose of the Committee is to identify individuals qualified to become members of the Board, to recommend Director nominees for each annual meeting of shareholders and nominees for election to fill any vacancies on the Board of Directors and to address related matters. The Committee shall also develop and recommend to the Board of Directors corporate governance principles applicable to the Company and be responsible for leading the annual review of the Board’s performance. The Nominating and Corporate Governance Committee was formed in December 2002, and did not meet in Fiscal 2002.

ELECTION OF DIRECTORS

      Our Board of Directors is divided into three classes serving staggered three-year terms, the term of one class of directors to expire each year. The term of the present Class I directors expires at our Annual Meeting. At the Annual Meeting, our stockholders will elect four Class I directors to hold office, subject to the provisions of the Company’s Bylaws, until our Annual Meeting of Stockholders in 2006 and until their respective successors shall have been duly elected and qualified.

      Unless contrary instructions are given, the persons named in the enclosed proxy or their substitutes will vote FOR the election of the four Class I director nominees named below. Our Board of Directors believes that the nominees are willing to serve as directors. However, if any nominee at the time of election is unable to serve or is otherwise unavailable for election, and as a result other nominees are designated by our Board of Directors, the persons named in the enclosed proxy or their substitutes intend to vote for the election of such designated nominees.

      Pursuant to a stockholders agreement, certain of our stockholders have agreed to vote to elect to our Board of Directors the following directors: Roger S. Penske, four additional directors nominated by Penske Capital Partners, L.L.C., one director nominated by Mitsui & Co., Ltd and Mitsui & Co. (U.S.A.), Inc. (together, “Mitsui”) and three independent directors. Penske Capital’s current nominees to the Board of Directors are Richard J. Peters, James A. Hislop, and Eustace W. Mita. Penske Capital is entitled to nominate one additional director. In addition, pursuant to an agreement with Penske Corporation, Mitsui has agreed to vote its shares of Common Stock to elect the nominees to the Board of Directors of Penske Corporation and its affiliates, including the nominees of Penske Capital, and Penske Corporation has agreed to vote its shares of Common Stock to elect one Mitsui nominee to our Board of Directors. Motokazu Yoshida is the nominee to the Board of Directors by Mitsui.

      The nominees for election as Class I directors will serve until the Annual Meeting of Stockholders in 2006. Class II directors and Class III directors will serve until the Annual Meeting of Stockholders in 2004 and 2005, respectively. Information about our directors is set forth below.

CLASS I DIRECTORS:

Samuel X. DiFeo President and Chief Operating Officer of the Company	Samuel X. DiFeo, 53, has served as President, Chief Operating Officer and a director since February 1998. Mr. DiFeo also served as Executive Vice President of some of our subsidiaries whose assets were formerly owned by Mr. DiFeo and members of his family from October 1992 to January 1998.

Eustace W. Mita Chairman of Mita Management, L.L.P.	Eustace W. Mita, 48, has served as a director since August 1999. From April 2000 until October 2001, Mr. Mita served as the Executive Vice President of The Reynolds and Reynolds Company and had been General Manager of Reynolds Transformation Services since May 2000. Prior thereto, Mr. Mita served as President and Chief Executive Officer of HAC Group, LLC, an automobile training and consulting company and President of Half-A-Car II, Inc. since 1990. Mr. Mita is also a director of The Reynolds and Reynolds Company.

Ronald G. Steinhart Retired Chairman and Chief Executive Officer, Commercial Banking Group, Bank One Corporation	Ronald G. Steinhart, 62, has served as a director since March 2001. Mr. Steinhart served as Chairman and Chief Executive Officer, Commercial Banking Group of Bank One Corporation from December 1996 until his retirement in January 2000. From January 1995 to December 1996, Mr. Steinhart was Chairman and Chief Executive Officer of Bank One Texas, N.A. Mr. Steinhart joined Bank One in connection with the merger of Team Bank, which he founded in 1988. Mr. Steinhart also serves as a director of Carreker Corporation, as a Trustee of Prentiss Properties Trust and as a Trustee of MFS/Sun Life Series Trust.

John Barr President and Chief Executive Officer, Automotive Performance Industries, Inc.	John Barr, 55, has served as a director since December 2002. Mr. Barr is the President and Chief Executive Officer of Automotive Performance Industries, Inc. (API), as well as Chairman of API’s major operating group, Performance Logistics Group (PLG); Mr. Barr has served in this capacity since 1999. Prior thereto, Mr. Barr was President and Chief Operating Officer, as well as a member of the Board of Directors, of the Quaker State Corporation from June 1995 to 1999. Prior to joining Quaker State, Mr. Barr spent 25 years with the Valvoline Company, a subsidiary of Ashland, Inc., where he was President and Chief Executive Officer from 1987 to 1995.

CLASS II DIRECTORS:

Michael R. Eisenson Managing Director and Chief Executive Officer of Charlesbank Capital Partners, L.L.C.	Michael R. Eisenson, 47, has served as a director since December 1993. He is a Managing Director and Chief Executive Officer of Charlesbank Capital Partners L.L.C., a private investment firm and the successor to Harvard Private Capital Group, which he joined in 1986. Charlesbank is the investment advisor of Aeneas Venture Corporation. Mr. Eisenson is also a director of CCC Information Services Group, Inc., ImmunoGen, Inc., and Playtex Products, Inc.

H. Brian Thompson Chairman of Comsat International	H. Brian Thompson, 64, has served as a Director of the Company since March 2002. Mr. Thompson is currently Chairman of Comsat International and heads his own private equity investment and advisory firm, Universal Telecommunications, Inc., in Vienna, Virginia. Mr. Thompson was previously Chairman and Chief Executive Officer of Global TeleSystems Group, Inc. from March 1999 through September of 2000. From 1991 to 1998 Mr. Thompson served as chairman and CEO of LCI International. Subsequent to the merger of LCI with Qwest Communications International Inc. in June 1998, Mr. Thompson became Vice Chairman of the Board for Qwest until his resignation in December 1998. Mr. Thompson was Chairman of the Irish telephone company, Telecom Eirann, in 1999 and Executive Vice President of MCI Communications Corporation from 1981 to 1990. Mr. Thompson currently serves as a member of the Board of Directors of Bell Canada International Inc., ArrayComm, Inc., and Axcelis Technologies, Inc. He is also a trustee of Capitol College in Laurel, Maryland.

Laurence Vaughan Chief Executive Officer of Sytner Group, plc	Laurence Vaughan, 39, has served as a director of the Company since March 2002. Mr. Vaughan is the Chief Executive Officer of Sytner Group, plc, a company we acquired in March 2002. Mr. Vaughan, after spending time in audit, corporate finance and management consultancy joined Sytner in 1993 initially as Finance Director before being promoted to Managing Director in 1994.

Motokazu Yoshida Executive Managing Officer and Chief Operating Officer, Motor Vehicles, Marine and Aerospace Business Unit of Mitsui & Co., Ltd.	Motokazu Yoshida, 55, has served as a director since March 2001. Mr. Yoshida also serves as Executive Managing Officer and Chief Operating Officer, Motor Vehicles, Marine and Aerospace Business Unit of Mitsui (Tokyo office) since April 2003. From June 2002 to March 2003, Mr. Yoshida served as Senior Managing Officer and Chief Operating Officer, Motor Vehicles, Marine & Aerospace Business Unit of Mitsui. From April 2002 to June 2002, Mr. Yoshida served as Director, Senior Managing Officer and Chief Operating Officer, Motor Vehicles, Marine & Aerospace Business Unit of Mitsui. From June 2001 to March 2002, Mr. Yoshida served as Director and Chief Operating Officer, Motor Vehicles, Marine and Aerospace Group of Mitsui. From April 2000 to June 2001 Mr. Yoshida served as Operating Officer, Motor Vehicles, Marine & Aerospace Group, of Mitsui. From October 1994 to March 2000 Mr. Yoshida served as General Manager of the First Motor Vehicles Division of Mitsui.

CLASS III DIRECTORS:

James A. Hislop President and Chief Executive Officer of Penske Capital Partners, L.L.C.	James A. Hislop, 45, has served as a director since May 1999. Mr. Hislop has been President and Chief Executive Officer of Penske Capital Partners, L.L.C., since its inception in June 1997. Penske Capital was an organization formed to undertake acquisitions and strategic investments in the transportation and transportation services industry. Mr. Hislop also served as a Managing Director in the Investment Banking Group of Merrill Lynch & Co. from 1991 to 1997; and prior to that, as a Vice President in the Investment Banking Group of Merrill Lynch & Co. from 1985 to 1991. Mr. Hislop is a director of Penske Corporation.

Lucio A. Noto Retired Vice Chairman of ExxonMobil Corporation	Lucio A. Noto, 64, has served as a director since March 2001. Mr. Noto retired as Vice Chairman of ExxonMobil Corporation in January 2001, a position he held since the merger of Exxon and Mobil companies in November 1999. Before the merger, Mr. Noto was Chairman and Chief Executive Officer of Mobil Corporation where he had been employed since 1962. Mr. Noto is a managing partner of Midstream Partners LLC, an investment company specializing in energy and transportation projects. He is also a director of International Business Machines Corporation and the Philip Morris Companies Inc.

Roger S. Penske Chairman of the Board and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of Penske Corporation	Roger S. Penske, 66, has served as our Chairman and Chief Executive Officer since May 1999. Mr. Penske has also been Chairman of the Board and Chief Executive Officer of Penske Corporation since 1969. Penske Corporation is a privately-owned diversified transportation services company that, among other things, holds, through its subsidiaries, interests in a number of businesses. Mr. Penske has also been Chairman of the Board of Penske Truck Leasing Corporation since 1982. Mr. Penske serves as a member of the Boards of Directors of General Electric Company, Delphi Corporation, Home Depot, Inc. and CarsDirect.com, Inc. Mr. Penske is a director of Detroit Renaissance and a member of The Business Council.

Richard J. Peters Managing Partner, Birmingham Capital Partners	Richard J. Peters, 55, has served as a director since May 1999. Since January 2003, Mr. Peters is the Managing Partner of Birmingham Capital Partners, Penske Corporation’s newly-formed private equity business. Mr. Peters also serves as Chairman of Penske Corporation’s transportation component business, Truck-Lite, Inc. From January 2000 to December 2002, Mr. Peters was the President of Penske Corporation. Since 1997, Mr. Peters has also served as President and Chief Executive Officer of R.J. Peters & Company, LLC, a private investment company. Mr. Peters served as the Chief Executive Officer, President and a director of Penske Motorsports, Inc., the owner and operator of speedways throughout the United States, from October 1995 to July 1997. Mr. Peters has also served as an officer of various subsidiaries of Penske Motorsports since 1990. Mr. Peters served as the Treasurer and Chief Financial Officer of Penske Corporation, between 1988 and July 1997, and as an Executive Vice President of Penske Corporation, between October 1994 and July 1997. Mr. Peters has been a member of the Board of Directors of Penske Corporation since 1990. Mr. Peters is also a director of Intermet Corporation.

      The affirmative vote of a plurality of the shares entitled to vote at the Annual Meeting, either in person or by proxy, is required for the election of the four Class I directors named above. Our Board recommends a vote “FOR” election of the nominees listed above.

EXECUTIVE OFFICERS

      Our named executive officers are elected by the Board of Directors and hold office until their successors have been duly elected and qualified or until their earlier resignation or removal from office. Pursuant to a stockholders agreement, some of our stockholders, affiliated with Penske Capital have agreed to cause Roger S. Penske to be our Chairman and Chief Executive Officer. Brief biographies of Messrs. Penske and DiFeo are set forth above. Brief biographies of each other named executive officer of the Company are provided below.

      James R. Davidson, 57, has served as our Executive Vice President — Finance since May 1999, as our Executive Vice President — Accounting and Treasurer from August 1997 to May 1999, and as our Senior Vice President — Finance from February 1997 to August 1997. Prior to joining us, Mr. Davidson was an audit partner for Ernst & Young LLP, an accounting, financial advisory services and management consulting firm, which he joined in 1973.

      Robert H. Kurnick, Jr., 41, has served as our Executive Vice President, General Counsel, and Secretary since February 2000. Since January 2003, Mr. Kurnick has served as President of Penske Corporation. Employed by Penske Corporation since January 1995, Mr. Kurnick has served as (i) Executive Vice President of Penske Corporation and General Counsel of Penske Capital from August 1999 to December 2002; (ii) Senior Vice President and General Counsel of Penske Auto Centers, Inc. from November 1995 to January 2001; (iii) Senior Vice President and General Counsel of Penske Motorsports, Inc. from March 1996 to July 1999; and (iv) Assistant General Counsel of Penske Corporation from January 1995 to August 1999. Mr. Kurnick is also a director of Penske Corporation.

      Paul F. Walters, 59, has served as our Executive Vice President — Human Resources since August 1999. Since July 1997, Mr. Walters has also served as Executive Vice President — Administration of Penske Corporation. Mr. Walters served as Senior Vice President of Detroit Diesel Corporation from August 1997 to December 2000 and Senior Vice President — Administration of Detroit Diesel Corporation from January 1988 to July 1997. Detroit Diesel Corporation was one of our affiliates through common ownership by Penske Corporation. Prior to joining Detroit Diesel Corporation, Mr. Walters was the Director of Personnel and Public Relations for Detroit Diesel Allison Division of GMC which he joined in 1961.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table contains information concerning annual and long-term compensation of each individual who served as our chief executive officer during 2002 and each of our other named executive officers who served during 2002 for services rendered in all capacities during 2002, 2001 and 2000.

Summary Compensation Table

					Long Term
					Compensation
					Awards
	Annual Compensation
					Securities
				Other Annual	Underlying
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)	Options(#)

Roger S. Penske	2002	294,231	900,000	—	20,000
Chairman of the Board and	2001	—	1,000,000	—	15,000
Chief Executive Officer	2000	—	—	—	25,000
Samuel X. DiFeo	2002	400,000	175,000	—	20,000
President and Chief	2001	400,000	250,000	—	15,000
Operating Officer	2000	500,000	—	—	25,000
James R. Davidson	2002	400,000	190,000	—	11,000
Executive Vice President —	2001	400,000	150,000	—	10,000
Finance	2000	400,000	100,000	—	10,000

						Long Term
						Compensation
						Awards
	Annual Compensation
						Securities
					Other Annual	Underlying
Name and Principal Position	Year	Salary($)		Bonus($)	Compensation($)	Options(#)

Robert H. Kurnick, Jr.	2002	272,000	(1)	—	—	12,500
Executive Vice President,	2001	—		—	—	7,500
General Counsel and Secretary	2000	—		—	57,000 (2)	5,000
Paul F. Walters	2002	250,000	(1)	—	—	7,500
Executive Vice President —	2001	—		—	—	7,500
Human Resources	2000	—		—	—	5,000

(1)	Messrs. Kurnick and Walters are paid directly by Penske Corporation. The amounts shown reflect that portion of the salary compensation of Messrs. Kurnick and Walters which was paid by the Company to Penske Corporation.

(2)	Reflects the payment of a country club membership on behalf of Mr. Kurnick.

Option Grants in 2002

      The following table sets forth information concerning individual grants of options to purchase common stock made during 2002 to our named executive officers.

Option Grants in Last Fiscal Year

					Potential Realizable
		Percent of			Value at Assumed
	Number of	Total Options			Annual Rates of Stock
	Securities	Granted to			Price Appreciation for
	Underlying	Employees in	Exercise or		Option Term(1)
	Options	Fiscal Year	Base Price	Expiration
Name	Granted(#)	2002	($/Share)	Date	5%($)	10%($)

Roger S. Penske(2)	20,000	3.5%	$20.95	2/22/12	$263,507	$667,778
Samuel X. DiFeo(2)	20,000	3.5%	$20.95	2/22/12	$263,507	$667,778
James R. Davidson(2)	11,000	1.9%	$20.95	2/22/12	$144,929	$367,278
Robert H. Kurnick, Jr.(2)	12,500	2.2%	$20.95	2/22/12	$164,692	$417,361
Paul F. Walters(2)	7,500	1.3%	$20.95	2/22/12	$98,815	$250,417

(1)	Amounts reflect the assumed rates of appreciation set forth in the Securities and Exchange Commission’s (the “Commission”) executive compensation disclosure rules. Actual gains, if any, on stock option exercises will depend on future performance of the common stock. The amounts reflected in these columns might not be achieved. The values in these columns are based upon the fact that the fair market value of the common stock on the date of grant of each option was equal to the exercise price of the option.

(2)	Options were granted on February 22, 2002. The options vest and become exercisable in three equal annual installments beginning on February 22, 2003.

Aggregated Option Exercises in 2002 and Year-End Option Values

      The following table sets forth information concerning the number and value of options held by our named executive officers on December 31, 2002. None of our named executive officers exercised options during 2002.

Fiscal Year-End Option Values

	Number of Securities
	Underlying Unexercised		Value of Unexercised In the
	Options at Fiscal Year		Money Options at Fiscal
	End(#)		Year End($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Roger S. Penske	421,667	38,333	1,045,483	46,967
Samuel X. DiFeo	261,667	38,333	706,683	46,967
James R. Davidson	68,000	43,000	188,583	133,467
Robert H. Kurnick, Jr.	5,833	19,167	15,142	16,683
Paul F. Walters	5,833	14,167	15,142	16,683

(1)	The closing price of our common stock on December 31, 2002 was $12.47.

Employment Contracts

      We entered into a letter agreement with Samuel DiFeo in August 1999. Pursuant to this agreement, Mr. DiFeo agreed to serve as our President through December 31, 1999, subject to our right to extend his service as President through December 31, 2000, at a compensation level of at least $0.5 million per year. Under the agreement, all of Mr. DiFeo’s stock options outstanding as of the date of the agreement immediately vested. If Mr. DiFeo’s employment is terminated as a result of death, Mr. DiFeo’s estate is entitled to receive, among other things, a cash payment of $0.8 million. We have extended Mr. DiFeo’s service.

      In addition, we agreed to retain Mr. DiFeo as a consultant after the letter agreement expires. The consulting agreement is to continue for a period of 48 months and may be extended for an additional year at our option. It provides for compensation of $0.4 million per year, plus use of an automobile, reimbursement of expenses and other health benefits. The agreement prohibits Mr. DiFeo from seeking or obtaining employment in the automotive industry while the consulting agreement is in effect.

      We are not a party to employment contracts with the remaining named executive officers.

Compensation Of Directors

      We have established a Non-Employee Director Compensation Plan to compensate our directors who are not our paid employees, who we call “Outside Directors.” Pursuant to the Non-Employee Director Compensation Plan, each Outside Director receives an annual retainer of $40,000. These fees are payable, at the option of each Outside Director, in cash or in common stock at the current market price and payment of the fees may be deferred. Each Outside Director is also entitled to the use of one of our vehicles. All directors are entitled to reimbursement for their reasonable out-of-pocket expenses in connection with their travel to, and attendance at, meetings of the Board of Directors or its committees. As of December 31, 2002, we had nine Outside Directors and three employee directors. In accordance with the internal policies of their employers, some of our directors assign their director compensation to the organizations that employ them or they waive the payment of the fee entirely. Directors who are also our or our subsidiaries’ employees receive no cash compensation for serving as directors or as members of Board committees. In February 2002, Roger Penske and Samuel DiFeo were each granted options to purchase 20,000 shares of common stock at an exercise price equal to the fair market value of our common stock on the date of grant.

Compensation Committee Interlocks And Insider Participation

      The Compensation Committee is comprised of Lucio A. Noto (Chairman), Motokazu Yoshida and H. Brian Thompson.

      Mr. Penske is the Chairman of our Board of Directors and Chief Executive Officer. Mr. Penske is also the Chairman of the Board, Chief Executive Officer and a member of the compensation committee of Penske Corporation. Mr. Penske is also a managing member of Penske Capital. See the section entitled “Related Party Transactions” for descriptions of further transactions involving Penske Capital, Penske Corporation and Mr. Penske.

      We have previously agreed to enter into an operating agreement with Lucio A. Noto, one of our directors, which provides that an entity in which Mr. Noto has an interest (the “Investor”) will own approximately 6.2% of UAG Connecticut I, LLC and will have the option to increase its ownership up to 20%. The cost to acquire the incremental ownership has been established and represents the pro-rata value ascribed to the business on the date of the original transaction (March 2001). We will own the remaining 93.8% of UAG Connecticut I, LLC. Pursuant to the terms of the operating agreement between the Company and the Investor, the Investor is entitled to 20% of the operating profits generated by UAG Connecticut I, LLC from the date of the original transaction (March 2001).

REPORT OF THE COMPENSATION AND MANAGEMENT
DEVELOPMENT COMMITTEE ON EXECUTIVE COMPENSATION

      Our Compensation and Management Development Committee’s responsibilities include establishing our policies regarding the compensation of our executive officers and other key employees. The Compensation and Management Development Committee approves all elements of compensation for our executive officers and is responsible for the administration of our equity incentive plans.

      Executive Compensation. Our compensation program consists of base salary, annual incentive payments, stock options, other equity-based awards and employee benefits. The goal of our compensation program is to motivate and reward our executive officers and other key employees to improve long-term stockholder value and to attract and retain the highest quality executive and key employee talent available. Our executive compensation program is designed to align executive compensation practices with increasing the value of our Common Stock and to foster adherence to, and promotion of, our business mission, values, strategic goals and annual objectives.

      Our Compensation and Management Development Committee reviews and counsels with management relative to corporate structure. It reviews salary levels as well as salary increases for the current year in order to maintain internal compensation consistency and external compensation competitiveness. It reviews and recommends incentive payments to be made in connection with the previous year’s performance considering the executive’s scope of responsibilities, level of experience, individual performance and attainment of pre-established goals, as well as our business plan and general economic factors. In making its decisions the committee receives input from our Chief Executive Officer and President to assure congruity with our long-term performance goals.

      Base Salary and Bonus. The salary levels for our officers are determined by level of job responsibility and experience, job performance and attainment of pre-established goals. Bonus payouts to our executive officers and other key employees are influenced by the attainment of corporate earnings goals.

      Options; Equity Incentives. Our Compensation and Management Development Committee believes strongly that the interests of senior management must be closely aligned with those of our stockholders. Long-term incentives in the form of stock options provide a vehicle to reward our officers only if there is an increase in stockholder value. We grant stock options on a discretionary basis within a guideline range that takes into account the position responsibilities of executive officers and key employees whose contributions and skills are important to our long-term success. Stock options to purchase Common Stock providing long-term incentives may be granted to our officers with a maximum term of ten years.

      During Fiscal 2002, our Compensation and Management Development Committee granted 574,708 options to purchase Common Stock to our executive officers or key employees. The options were granted at exercise prices equal to the fair market value of the Common Stock on the dates of grant.

      In December 2002, we amended our Stock Option Plan in addition to adopting the 2002 Equity Compensation Plan (the “2002 Plan”). We amended the Stock Option Plan and adopted the 2002 Plan to provide the flexibility to issue equity-based incentives other than just options. In addition to options, we are now able to award stock appreciation rights, restricted stock, restricted stock units, performance shares and other stock based awards. The Compensation and Management Development Committee intends to evaluate the various alternatives available to it under the plans to ensure that equity-based incentives continue to align the interests of senior management with those of our stockholders and to otherwise properly compensate and incentivize our senior management.

      Chief Executive Officer. For 2002, our Compensation and Management Development Committee awarded Mr. Penske a bonus of $0.9 million. The bonus was based on our strong financial and operational performance. In Fiscal 2002, we substantially increased our gross revenues and net income from 2001 levels. We successfully accomplished the completion of an equity offering of our common stock, the issuance of $300.0 million in subordinated debt and acquired the Sytner Group, plc with 67 franchises in the United Kingdom. We also continued to make considerable improvement in same store sales and certain key business initiatives, such as completion of the construction of the Chauncey Ranch project in Scottsdale Arizona, which added 6 franchises to our operations in Arizona. Mr. Penske did not participate in the approval of his own compensation, but did participate in the discussion of our performance in Fiscal 2002.

      Policy Regarding Qualifying Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally imposes a $1,000,000 per taxable year ceiling on tax-deductible remuneration paid to any one of the five most highly compensated executive officers of a publicly-held corporation, unless the remuneration is treated as performance based or is otherwise exempt from the provisions of Section 162(m). While the Compensation and Management Development Committee intends to maximize the tax-efficiency of its compensation programs generally, it retains the flexibility in its membership and in the manner in which it awards compensation to act in the best interests of the Company and its stockholders, including awarding compensation which may not be deductible by reason of Section 162(m).

      The foregoing report is provided by the following independent directors, who constitute the Compensation Committee:

Lucio A. Noto. (Chairman)
H. Brian Thompson
Motokazu Yoshida

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information with respect to the beneficial ownership of our voting common stock as of March 25, 2003 by (except as noted) (1) each person, known to us to own more than five percent of our voting common stock, (2) each of our directors and nominees, (3) each of our named executive officers and (4) all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Commission and includes voting and investment power with respect to shares. Applicable percentage of ownership is based on 38,839,026 shares of common stock outstanding (40,597,810 including non-voting common stock outstanding). Unless otherwise indicated, each person identified in the table below has sole voting and dispositive power with respect to the common stock beneficially owned by that person.

	Shares Beneficially
	Owned(1)

Beneficial Owner	Number	Percent

Penske Capital Partners, L.L.C.(2)(3)	9,869,462	24.31%
One Harmon Plaza, Ninth Floor Secaucus, NJ 07094
Penske Corporation(2)(3)(4)	16,200,576	41.71%
2555 Telegraph Road Bloomfield Hills, MI 48302-0954
J.P. Morgan Partners (BHCA), L.P.(3)(5)	3,343,870	8.61%
c/o J.P. Morgan Partners, L.L.C. 1221 Avenue of the Americas New York, New York 10020
John Barr	—	—
Samuel X. DiFeo(6)	383,867	1.0%
Michael R. Eisenson(7)	1,448,323	3.73%
James A. Hislop(8)	9,969,462	24.56%
Lucio A. Noto	2,443	*
Roger S. Penske(9)	20,686,360	50.95%
Richard J. Peters	7,000	*
Eustace W. Mita	308,954	*
Ronald G. Steinhart	7,250	*
H. Brian Thompson	10,000	*
Motokazu Yoshida(10)	1,555,641	4.01%
James R. Davidson(11)	94,354	*
Robert H. Kurnick, Jr.(12)	16,167	*
Laurence Vaughan(13)	16,667	*
Paul F. Walters(14)	12,520	*
All directors and executive officers as a group ((15) persons)	24,649,546	60.72%

*	Less than 1%

(1)	Pursuant to the regulations of the Commission, shares are deemed to be “beneficially owned” by a person if such person directly or indirectly has or shares the power to vote or dispose of such shares. Each person is deemed to be the beneficial owner of securities which may be acquired within sixty days through the exercise of options, warrants, and rights, if any, and such securities are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person. However, any such shares are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person, except as noted.

(2)	Penske Capital has voting power with respect to 8,110,897 shares of common stock, including 7,282,313 shares of common stock held by International Motor Cars Group I, L.L.C. (“IMCG-I”) and 313,291 shares of common stock held by International Motor Cars Group II, L.L.C. (“IMCG-II”), in each case subject to the terms of the Second Amended and Restated Stockholders Agreement among various of our stockholders and us, dated as of February 22, 2002 (the “Stockholders Agreement”). Penske Capital is the managing member of each of International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. The managing members of Penske Capital are Roger Penske and James A. Hislop. Penske Capital is obligated to cause IMCG-I and IMCG-II to make special distributions to each of their members in connection with the sale of those securities by the members. The non-managing members of IMCG-I are Penske Corporation and J.P. Morgan Partners (BHCA), L.P. (“JPMP”). The non-managing member of IMCG-II is JPMP. See Notes (4) and (5) below. Pursuant to letter agreements entered into by Penske Capital, IMCG-I, IMCG-II, JPMP, and Penske Corporation in February 2002 (the “Stockholders Agreement”), IMCG-I and IMCG-II are obligated to distribute from time to time up to 3,343,870 shares of common stock attributable to JPMP’s membership interests in IMCG-I and IMCG-II in connection with a cash sale of such shares by JPMP, and up to 5,863,678 shares of common stock attributable to Penske Corporation’s membership interest in IMCG-I in connection with a cash sale of such shares by Penske Corporation. Those numbers will be reduced in connection with each distribution of shares to JPMP and Penske Corporation, as applicable, by the number of shares distributed plus the number of shares representing any carried interest attributable to Penske Capital as managing member of IMCG-I and IMCG-II pursuant to the operating agreements of those entities in respect of the shares distributed. Before such distribution, Penske Capital, as the managing member of IMCG-I and IMCG-II, retains the right to vote all of the equity securities held by IMCG-I and IMCG-II.

(3)	Penske Capital, IMCG-I, IMCG-II, Penske Corp., Mitsui, JPMP, Combined Specialty Insurance Company and Aeneas Venture Corporation each disclaim beneficial ownership of the shares owned by the others that may be deemed to exist pursuant to the Stockholders Agreement.

(4)	Penske Corporation is the direct beneficial owner of 10,336,898 shares of common stock, which it has sole power to vote and dispose, and the beneficial owner of up to 5,863,678 shares which are held by IMCG-I. Pursuant to a letter agreement entered into by Penske Corporation, IMCG-I and others in February 2002, IMCG-I is obligated to distribute to Penske Corporation from time to time up to 5,863,678 shares of common stock attributable to Penske Corporation’s membership interest in IMCG-I in connection with a cash sale of such shares by Penske Corporation. This number will be reduced in connection with each distribution of shares to Penske Corporation by the number of shares distributed to and sold by Penske Corporation plus the number of shares representing any carried interest attributable to the managing member pursuant to the operating agreement of IMCG-I with respect to the shares so distributed to Penske Corporation.

(5)	Based on the Schedule 13G (Amendment No. 2) filed on February 14, 2003, by J.P. Morgan Partners (BHCA), L.P. JPMP is a non-managing member of International Motor Cars Group I, L.L.C. (“IMCG-I”) and the non-managing member of International Motor Cars Group II, L.L.C. (“IMCG-II”). Pursuant to letter agreements entered into by JPMP, IMCG-I, IMCG-II and the other members in February 2002, IMCG-I and IMCG-II are obligated to distribute to JPMP from time to time up to 3,343,870 shares of common stock attributable to JPMP’s membership interest in IMCG-I and IMCG-II in connection with a cash sale of such shares by JPMP. This number will be reduced in connection with each distribution of shares to JPMP by the number of shares distributed to and sold by JPMP plus the number of shares representing any carried interest payable to the managing member pursuant to the operating agreements of IMCG-I or IMCG-II, as the case may be, with respect to the shares so distributed to JPMP. Prior to such distribution, Penske Capital, as the managing member of IMCG-I and IMCG-II, retains the sole power to vote all of the equity securities held by IMCG-I and IMCG-II that are attributable to JPMP. The shares beneficially owned by JPMP through IMCG-I and IMCG-II consist of 1,740,978 shares of non-voting common stock which are convertible into 1,740,978 shares of common stock; and 1,602,892 shares of common stock.

(6)	Includes options to purchase 281,667 shares of common stock that are exercisable within 60 days of the Record Date.

(7)	Represents shares held by Aeneas Venture Corporation based on the Schedule 13D (Amendment No. 4) filed on April 10, 2002 by Charlesbank Capital Partners, LLC. Aeneas Venture Corporation, a title holding company for the endowment fund of Harvard University, is the direct beneficial owner of the common stock. Charlesbank Capital Partners, the investment advisor for Aeneas Venture Corporation, is the indirect beneficial owner of the common stock. Charlesbank has sole power to vote and sole power to dispose of such shares, subject to the terms of the Stockholders Agreement. Harvard University has full discretion to direct the receipt of dividends, if any, received from the shares of common stock. Mr. Eisenson is the Managing Director and Chief Executive Officer of Charlesbank, the investment advisor of Aeneas. Mr. Eisenson disclaims beneficial ownership of all shares held by Aeneas.

(8)	Includes the 9,869,462 shares deemed to be beneficially owned by Penske Capital. Mr. Hislop is a managing member of Penske Capital. Mr. Hislop disclaims beneficial ownership of the shares beneficially owned by Penske Capital.

(9)	Includes the 9,869,462 shares deemed to be beneficially owned by Penske Capital, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, an additional 10,336,898 shares deemed to be beneficially owned by Penske Corporation, for which shares Mr. Penske may be deemed to have shared voting and shared dispositive power, and options to purchase 460,000 shares, for which shares Mr. Penske holds sole voting and dispositive power. Mr. Penske is a managing member of Penske Capital and the Chairman and Chief Executive Officer of Penske Corporation. Mr. Penske disclaims beneficial ownership of the shares beneficially owned by Penske Capital and Penske Corporation.

(10)	Represents the shares held by Mitsui. Mr. Yoshida is the nominee of Mitsui to our board of directors and serves as the Executive Managing Officer and Chief Operating Officer, Motor Vehicles, Marine and Aerospace Business Unit of Mitsui. Subject to the Stockholders Agreement, Mitsui has sole voting and dispositive power with respect to the common stock. Mr. Yoshida disclaims beneficial ownership of the shares held by Mitsui.

(11)	Includes 90,334 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date and 500 shares held by Mr. Davidson’s wife. Mr. Davidson disclaims beneficial ownership of all shares held by his wife.

(12)	Includes 14,167 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date.

(13)	Includes 6,667 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date.

(14)	Includes 12,500 shares issuable upon the exercise of options that are vested and exercisable within 60 days of the Record Date.

RELATED PARTY TRANSACTIONS

Recapitalization Agreements

      Purchase Agreement. In April 1999, we entered into a purchase agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (together, the “Purchasers”). In connection with the agreement, the Purchasers paid $83.0 million in May 1999 and August 1999, in exchange for (a) 7,903.124 shares of our Series A Convertible Preferred Stock, par value $0.0001 per share, (b) 396.876 shares of our Series B Convertible Preferred Stock, par value $0.0001 per share, (c) warrants to purchase 3,898,665 shares of our common stock, par value $0.0001 per share, and (d) warrants to purchase 1,101,335 shares of our non-voting common stock, par value $0.0001 per share. In Fiscal 2002, the Series A Preferred Stock was converted into 6,816,352 shares of common stock, and the Series B Preferred Stock was converted into 652,452 shares of non-voting common stock. All of the warrants were exercisable at a price of $12.50 per share for thirty months after August 1999 and $15.50 per share thereafter until May 2, 2004.

Pursuant to the anti-dilution provisions of the warrants and as a result of our issuance of 1,302,326 shares of common stock to Mitsui in February 2001 at $10.75 per share (the “Mitsui Transaction”), (a) the warrants to purchase 3,898,665 shares of our common stock were increased to 3,915,580 shares, and (b) the warrants to purchase 1,101,335 shares of our non-voting common stock were increased to 1,106,113 shares. In addition, as a result of the Mitsui Transaction, the warrants became exercisable at a price of $12.45 per share for thirty months after August 1999. In February 2002, the Purchasers exercised the warrants for $62.5 million. As a result, we issued 3,915,580 shares of common stock and 1,106,113 shares of non-voting common stock. The proceeds of the warrant exercise were used to pay down indebtedness.

      Prior to conversion of the Series A Preferred Stock in May 2002 and the Series B Preferred Stock in August 2002, the shares of Series A Preferred Stock and Series B Preferred Stock entitled the Purchasers to dividends at a rate of 6.5% per year. Dividends were payable in kind for the first two years. In accordance with the certificates of designation governing the Series A Preferred Stock and the Series B Preferred Stock, the Board of Directors declared and paid to the Purchasers:

•	in February 2000, a pay-in-kind dividend consisting of 220.622 shares of Series A Preferred Stock and 62.324 shares of Series B Preferred Stock, representing accrued and unpaid dividends through December 31, 1999,

•	in October 2000, a pay-in-kind dividend consisting of 217.5032 shares of Series A Preferred Stock and 61.44254 shares of Series B Preferred Stock, representing accrued and unpaid dividends through June 30, 2000,

•	in March 2001, a pay-in-kind dividend consisting of 224.572 shares of Series A Preferred Stock and 63.4394 shares of Series B Preferred Stock, representing accrued and unpaid dividends through December 31, 2000,

•	in August 2001, a pay-in-kind dividend consisting of 201.9554 shares of Series A Preferred Stock and 57.0505 shares of Series B Preferred Stock, representing accrued and unpaid dividends through June 30, 2001, and a cash dividend of $383,660, representing accrued and unpaid dividends through June 30, 2001,

•	in December 2001, a pay-in-kind dividend consisting of 26.3936 shares of Series A Preferred Stock and 7.4559 shares of Series B Preferred Stock,

•	in February 2002, a cash dividend of $2,719,400 representing accrued and unpaid dividends through December 31, 2001, in respect of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock, and

•	in July 2002, a cash dividend of $210,791 representing accrued and unpaid dividends through June 30, 2002, in respect of outstanding Series B Preferred Stock.

      Roger Penske, our Chairman of the Board and Chief Executive Officer, is a managing member of Penske Capital, and Penske Capital controls each Purchaser. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, which holds an interest in Penske Capital. James A. Hislop, one of our directors, is the President, Chief Executive Officer and a managing member of Penske Capital and a director of Penske Corporation. Richard J. Peters, one of our directors, is a director of Penske Corporation. Donald J. Hofmann, Jr., one of our directors until January 31, 2002, served as a director of Penske Corporation for a portion of 2000 and is a general partner of J.P. Morgan (BHCA), L.P., which has a membership interest in each of the Purchasers. As a result, Messrs. Penske, Hislop, Peters and Hofmann each have indirect interests in the Purchasers.

      Amended and Restated Stockholders Agreement. On February 22, 2002, we entered into a second amended and restated stockholders agreement (superseding the February 28, 2001 stockholders agreement) (“Stockholders Agreement”) with Aeneas Venture Corporation (“AVC”), International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C. (the “PCP Entities”), Mitsui & Co., Ltd. and Mitsui & Co. (U.S.A.), Inc. (together, “Mitsui”), Penske Corporation, Penske Automotive Holdings Corp., and Penske Capital Partners, L.L.C. (collectively, “Penske”), J.P. Morgan Partners (BHCA), L.P.

(“JPMP”) (as to certain sections only) and Combined Specialty Insurance Company (formerly Virginia Surety Company, Inc.) (“AON”) (as to certain sections only). Each of AVC, the PCP Entities, Mitsui and Penske are referred to in this section as the “Significant Stockholders.” In August 2002, AON sold all of its common stock of the Company to the Company, Mitsui and Penske Corporation. Upon completion of the sale, the rights and obligations of AON under the stockholders agreement terminated. Pursuant to that transaction, we purchased 1,009,463 shares of our common stock for $16.0 million.

      Pursuant to the stockholders agreement, the Significant Stockholders have agreed to vote their shares of common stock to elect Roger S. Penske, four additional persons nominated by the PCP Entities, one person nominated by Mitsui and three independent persons as our directors. The PCP Entities’ nominees to the board of directors are Richard J. Peters, James A. Hislop and Eustace W. Mita. The PCP entities are entitled to elect one more director. Motokazu Yoshida is the nominee to the board of directors by Mitsui. The Significant Stockholders have also agreed to use their reasonable best efforts to have the Compensation Committee of the board of directors consist of Roger S. Penske, one additional designee of the PCP Entities and two independent directors. The PCP Entities have not designated a member of the Compensation Committee and Mr. Penske does not currently serve on the Compensation Committee.

      If the beneficial ownership in us of the PCP Entities and Penske is reduced below 20%, the number of designees of the PCP Entities will be reduced by one for each 2.5% decrease in beneficial ownership. In addition, the right of the PCP Entities to designate directors will be suspended when the beneficial ownership in us of the PCP Entities and Penske is reduced below 10%. The right of Mitsui to designate a director will be suspended when Mitsui’s beneficial ownership is reduced to below 2.5%. If the right of the PCP Entities or Mitsui to nominate directors is reduced, the Significant Stockholders must use their reasonable best efforts to have the successors to those directors both be selected by a majority of the remaining directors, excluding the director whose position is no longer entitled to be designated by Mitsui or the PCP Entities, and not be affiliates of the PCP Entities. These provisions regarding board membership terminate in February 2005.

      The Significant Stockholders also agreed, until December 14, 2003, among other things, not to acquire or seek to acquire any of our capital stock or assets, enter into or propose a business combination involving us or our affiliates, participate in a proxy contest with respect to us or initiate or propose any stockholder proposals with respect to us or our affiliates. Notwithstanding the prior sentence, the stockholders agreement permits (1) any transaction by a Significant Stockholder approved by either a majority of non-affiliated members of the board of directors or a majority of the non-affiliated stockholders, (2) in the case of Mitsui or AVC, the acquisition of securities if, after giving effect to such acquisition, the beneficial ownership of such party in us is less than or equal to 49% and, in the case of the PCP Entities, is less than or equal to 65%, (3) the granting by the board of directors of options to affiliates of the PCP Entities or the Significant Stockholders, (4) the exercise of stock options, or (5) any transaction contemplated by, or in furtherance of, the registration rights agreement dated February 22, 2002 or the stockholders agreement.

      The PCP Entities and Penske agreed that if, prior to February 1, 2005, they transfer any shares, other than to certain permitted transferees or affiliates, or at the direction of JPMP or AON or to Penske Capital Partners, L.L.C., JPMP, AON, Mitsui and AVC would be entitled to transfer a specified amount of additional shares upon similar terms and conditions.

      Penske and its affiliates (other than the Company) agreed that prior to August 1, 2003 they would not transfer their restricted securities in connection with the Company’s first primary public offering of securities which included a secondary sale component. Penske and its affiliates also agreed not to transfer such securities prior to August 1, 2003 or under Rule 144 of the Act through May 1, 2002. In addition, until February 1, 2005, if JPMP wants to transfer its shares (other than to certain permitted transferees or affiliates), Penske Corporation has a right of first offer to purchase the shares.

      The PCP Entities agreed to cause Roger S. Penske to serve as the chairman of the board of directors and chief executive officer until August 3, 2002.

      Registration Rights Agreements. In October 1993 we entered into a registration rights agreement with AVC and others. Stockholders parties to this agreement received certain demand and piggyback registration rights in connection with the registration of our capital stock.

      On May 3, 1999, we and the PCP Entities entered into a registration rights agreement and on December 22, 2000, we and Penske Automotive Holdings Corp., a subsidiary of Penske Corporation, entered into a registration rights agreement. Pursuant to these agreements, the PCP Entities and Penske Corporation each may require us on three occasions to register all or part of their common stock. Other of our stockholders who are entitled to include securities in any registration demanded by the PCP Entities or Penske Corporation may do so but the securities of the other stockholders will be excluded in the event that market factors require a limitation on the number of shares to be included. The PCP Entities and Penske Corporation are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1, S-2 and S-3 under the Securities Act.

      On February 22, 2002, we and Mitsui entered into an amended and restated registration rights agreement, which superseded a registration rights agreement dated February 28, 2001. Pursuant to the agreement, if we propose to register any of the Penske Corporation or PCP Entities registrable securities as a result of a demand pursuant to the Penske registration rights agreements (other than a demand to sell securities held by the PCP Entities on behalf of JPMP or AON), Mitsui is entitled to request inclusion of all or any part of its common stock in any registration of securities by us on Forms S-1, S-2 and S-3 under the Securities Act.

      In addition, on February 22, 2002, we entered into a registration rights agreement with International Motor Cars Group I, L.L.C. and International Motor Cars Group II, L.L.C., JPMP, and AON. The rights and obligations of AON under the registration rights agreement terminated upon completion of the sale of all of its common stock in August 2002. Pursuant to the agreement, we have filed a shelf registration statement covering 4,792,193 shares for the benefit of the selling stockholders (including 1,448,323 shares beneficially owned by AVC). The shelf registration statement was declared effective in January 2003. We also granted certain piggyback registration rights to the stockholders.

      From time to time we have entered into other registration rights agreements pursuant to which we have granted piggyback rights and, on occasion, demand rights. We do not believe the number of shares, if any, covered by these additional agreements is significant.

      We have agreed to pay all expenses (subject to some limitations) incident to the registration and disposition of the securities registered pursuant to the registration rights agreements (other than underwriting discounts and commissions in respect thereof).

      Penske Option Agreement. On August 3, 1999, in accordance with the terms of the Stockholders Agreement, we entered into a stock option agreement with Roger Penske, our Chairman of the Board and Chief Executive Officer, pursuant to which we awarded Mr. Penske options to purchase 400,000 shares of common stock at an exercise price of $10.00 per share. Such options vested in equal installments over a three year period beginning May 3, 2000 so long as Mr. Penske continued to serve as Chairman of the Board. The options were fully vested as of May 3, 2002.

      CarsDirect.com. In May 2000, we, along with Penske Automotive Group, Inc., an automobile dealership company controlled by Roger S. Penske, entered into an Operating Agreement with CarsDirect.com, Inc. whereby Penske Automotive Group and we supply vehicles to CarsDirect.com at pre-negotiated prices through Penske Automotive Group’s and our respective franchised vehicle dealers. During the term of the Operating Agreement, CarsDirect.com will offer the franchised vehicle dealers of Penske Automotive Group or the Company with the closest geographic proximity to the customer the first opportunity to supply the vehicle purchased through their website. In addition, Penske Automotive Group and we separately provide CarsDirect.com with daily vehicle inventory information.

      As consideration for entering into the Operating Agreement, CarsDirect.com granted to Penske Automotive Group and us warrants to purchase 3,650,000 shares of Series D Preferred Stock of CarsDirect.com at a per share purchase price of $15.76, which vest and become exercisable annually based upon certain sales milestones under the Operating Agreement. We and Penske Automotive Group have agreed to allocate the warrants after they vest in proportion to our relative sales to CarsDirect.com under the Operating Agreement.

Other Transactions

      From time to time, we pay and/or receive fees from Penske Corporation and its affiliates for services rendered in the normal course of business, including rents paid to Automotive Group Realty, LLC (“AGR”), as described below. These transactions reflect the provider’s cost or an amount mutually agreed upon by both parties. Roger S. Penske, our Chairman of the Board and Chief Executive Officer, is the Chairman of the Board and Chief Executive Officer of Penske Corporation. We believe that the payments relating to these transactions are on terms at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis. Aggregate payments relating to such transactions amounted to $18.9 million in 2002.

      We are currently a tenant under a number of non-cancelable lease agreements with Samuel X. DiFeo and members of his family. Mr. DiFeo is our President and Chief Operating Officer and one of our directors. During Fiscal 2002 we paid $4.0 million to Mr. DiFeo and his family under these lease agreements. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

      We are currently a tenant under a number of non-cancelable lease agreements with Automotive Group Realty, LLC., (“AGR”). AGR is a wholly-owned subsidiary of Penske Corporation. During Fiscal 2002, we paid $10.2 million to AGR under these lease agreements. In addition, in Fiscal 2002 we sold AGR real property and improvements for $85.5 million which were subsequently leased by AGR to us. The sale of each parcel of property was valued at a price which was either independently confirmed by a third party appraiser or at the price for which we purchased the property from an independent third party. We believe that the terms of these transactions are at least as favorable as those that could be obtained from an unaffiliated third party negotiated on an arm’s length basis.

      We are also party to operating agreements with Roger S. Penske, Jr., the son of Roger S. Penske reflecting:

•	the ownership by Mr. Penske, Jr. of 10% of one of our subsidiaries, HBL, LLC, and the ownership by us of the remaining 90% of HBL, LLC, and

•	the ownership by Mr. Penske, Jr. of 4.7% of one of our subsidiaries, United Auto do Brasil, Ltda., and by us of 90.6% of United Auto do Brasil, Ltda.

      In 2001, Mr. Penske, Jr. contributed approximately $7.2 million for his 10% interest in HBL, LLC, and we contributed $65.1 million for our 90% interest in HBL, LLC. In 2000, we contributed approximately $3.6 million for our 90.6% interest in United Auto do Brasil, Ltda., and Mr. Penske, Jr. contributed approximately $0.2 million for his 4.7% interest in United Auto do Brasil, Ltda. Before December 31, 2001, Mr. Penske, Jr. owned 20% of UAG Cerritos, LLC. On December 31, 2001, we purchased Mr. Penske, Jr.’s 20% interest in UAG Cerritos, LLC for $1.8 million. From time to time, we provide these subsidiaries with working capital and other debt financing. For 2002, Mr. Penske, Jr., received a salary from us of eight hundred thousand dollars and a bonus of six hundred and fifty thousand dollars in his capacity as our Regional President.

      We have previously agreed to enter into an operating agreement with Lucio A. Noto, one of our directors, which provides that an entity in which Mr. Noto has an interest (the “Investor”) will own approximately 6.2% of UAG Connecticut I, LLC and will have the option to increase its ownership up to 20%. The cost to acquire the incremental ownership has been established and represents the pro-rate value ascribed to the business on the date of the original transaction (March 2001). We will own the remaining 93.8% of UAG Connecticut I, LLC. Pursuant to the terms of the operating agreement between the Company and the Investor, the Investor is entitled to 20% of the operating profits generated by UAG Connecticut I, LLC from the date of the original transaction (March 2001).

APPROVAL OF THE UNITED AUTO GROUP, INC.
2002 EQUITY COMPENSATION PLAN

      Our Board of Directors proposes that our stockholders approve the United Auto Group, Inc. 2002 Equity Compensation Plan (the “Plan”). The Plan permits the granting of the following “Awards”: (1) stock options, including both nonqualified options and incentive options, (2) stock appreciation rights (“SARs”), (3) restricted stock and restricted stock units (“RSUs”), (4) performance shares, and (5) other awards which are denominated or payable in, valued by reference to, or otherwise based on Common Stock (other stock-based awards) to key employees, outside directors, consultants and advisors of our company and its subsidiaries.

      The Board of Directors believes that it is in the best interest of our company and its stockholders to be able to offer Awards to key employees, outside directors, consultants and advisors in accordance with the terms of the Plan, in order provide incentives to such key employees, outside directors, consultants and advisors to make significant and extraordinary contributions to our long-term performance and growth, to join the interests of key employees, outside directors, consultants and advisors with the interests of our stockholders, and to facilitate attracting and retaining key employees, outside directors, consultants and advisors with exceptional ability.

      The full text of the Plan is set forth on Appendix B to this Proxy Statement. The major features of the Plan are summarized below, but you should review the Plan itself for a full understanding of its contents.

Administration; Plan Participants

      A committee (the “Committee”) of the Board of Directors consisting exclusively of two or more non-employee directors will administer the Plan. The Plan authorizes the Committee to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Unless otherwise determined by the Board of Directors, the Committee’s determinations and interpretations under the Plan will be binding on participants. Under the Plan, we have agreed to indemnify the Committee members for reasonable expenses incurred in connection with the defense of any action, suit or proceeding involving any action or failure to act with respect to the Plan (other than matters where the Committee member is determined to have acted in bad faith).

      Participants are chosen by the Committee from among those of our key employees (including officers and directors who are also key employees), outside directors, consultants and advisors who, in the judgment of the Committee, are or will become responsible for, our direction and financial success. The Committee determines those eligible participants to be granted Awards, the type of Award and the terms and conditions of the Awards.

Amendment or Termination of the Plan

      The Plan may be terminated or amended at any time by our Board of Directors. Unless sooner terminated, the Plan will terminate ten years after its adoption by the Board of Directors, and no Awards may be awarded thereafter. The termination of the Plan will not affect the validity of any Award outstanding on the date of termination.

      For purposes of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors has the right, with or without approval of our stockholders, to amend or revise the terms of the Plan at any time; however, no such amendment or revision can (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual participants (other than anti-dilution adjustments), materially change the class of persons eligible to be participants under the Plan or establish additional and different business criteria on which performance share goals are based without approval or ratification of our stockholders; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, alter or impair any such Award without the consent of the holder thereof.

Maximum Awards

      Subject to adjustment as described below, Awards may be granted for a maximum of 2,100,000 shares of Common Stock during the term of the Plan. Under the Plan, if any shares subject to any Award are forfeited, or if any such Award terminates without the delivery of shares or other consideration, the shares previously used or reserved for such Awards will be available for future Awards. In any event, the maximum number of shares with respect to which Awards may be granted to any individual during the term of the Plan may not exceed 500,000 shares. In addition, the aggregate fair market value (determined at the time an incentive option is granted) of shares with respect to which incentive options are exercisable for the first time by any individual during any calendar year cannot exceed $0.1 million. The amount of cash and the value of any property paid to any individual during any calendar year in settlement of a performance share cannot exceed $5 million.

      The Committee, in its discretion, may adjust the number of shares which may be made the subject of new Awards or are then subject to outstanding Awards, the option price with respect to each outstanding stock option, the grant value with respect to outstanding SARs, and the aggregate number of shares available at any time under the Plan to reflect such events as a stock split, stock dividend, or other extraordinary corporate event. The Awards that may be granted under the Plan cannot presently be determined. In addition, the Plan does not prevent us or any of our affiliates from adopting or continuing in effect other or additional compensation arrangements.

Awards

      Awards granted under the Plan will be evidenced by a written agreement between us and each participant, which will be in accordance with the Plan and may contain restrictions and limitations that do not violate the terms of the Plan. Subject to the terms of the Plan, the Committee may grant a participant one or more of the following Awards and any combination thereof:

      Stock Options and SARs. The Committee in its discretion may grant either incentive options meeting the definition of incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended (“Code”) or nonqualified options not meeting such definition, or any combination of incentive and nonqualified options. The option price for incentive options may not be less than 100% (110% for a participant owning 10% or more of our voting stock) of the fair market value of the Common Stock on the grant date. The option price for nonqualified options may not be less than 50% of the fair market value of the Common Stock on the grant date. Incentive options may only be granted to an employee of our company or any of our subsidiaries in which we own directly or indirectly 50% or more of the combined voting power of all classes of its stock.

      SARs may be granted in conjunction with or independent of any stock option granted under the Plan. An SAR granted in conjunction with a stock option may either be an alternative right or an additional right. The exercise of an SAR granted as alternative right will terminate the stock option to the extent of the number of shares with respect to which the SAR is exercised and vice versa. For SARs granted as an additional right, both the SAR and the stock option may be exercised. Upon exercise of an SAR, a participant is generally entitled to receive an amount equal to the difference between the fair market value of the shares with respect to which the participant exercises the SAR at the time of grant and the fair market value of the shares with respect to which the participant exercises the SAR at the time of exercise. This amount may be payable in cash or shares of Common Stock or any combination thereof.

      Incentive options and related SARs are generally nontransferable by a participant other than by will or the laws of descent and distribution and stock options and SARs will be exercisable, during the lifetime of the participant, only by the participant. However, the Committee in its discretion may permit a the transfer of nonqualified option or any related or independently granted SAR.

      At the time of exercise, the option price for the exercise of options must be paid in full in cash, or with the consent of the Committee, in Common Stock. In the discretion of the Committee, payment may also be made by (a) our retaining from the shares to be delivered upon exercise of the option that number of shares having the fair market value on the date of exercise equal to the option price, (b) by delivery of irrevocable instructions to a stock broker to promptly deliver to us full payment of the option price of the shares so purchased from the proceeds of the stock broker’s sale of, or loan against, such shares (a “Regulation T Stock Option Exercise”), or (c) if we have a stock repurchase program in effect, by requesting that we repurchase and retain the repurchase price for the number of shares having a fair market value equal to the option price.

      Restricted Stock Awards or RSUs. The Committee may grant restricted stock or RSUs to a participant. Restricted stock and RSUs are nontransferable and will have an established restriction period that may differ for each participant and with respect to all or any portion of the same Award. Participants are entitled to all dividend and voting rights with respect to restricted stock. A participant will have no ownership interest in RSUs, but may, in the discretion of the Committee, receive dividend equivalents on such units. Upon termination of a participants employment for any reason, all shares or units which are still subject to restrictions will be forfeited; however if the termination results from death, permanent disability, retirement at a retirement age permitted under our retirement plan or policies, or is without cause or is under an agreement an agreement with us, the Committee may, in its discretion, release some or all of the shares or units from the restrictions. At the expiration of the restriction period, (i) with respect to restricted stock, we will deliver stock certificates to the participant or the legal representative of the participant’s estate or if the shares were previously issued with a legend, we will reissue certificates without the legend, and (ii) with respect to RSUs, we will pay a participant an amount equal to the fair market value of that number of shares to which such RSU relates. In the discretion of the Committee, the amount paid with respect to an RSU may be paid in cash or property or any combination thereof and may be paid in installments, currently or on a deferred basis with provision for the payment or crediting of dividend equivalent or reasonable rate of interest on installment or deferred payment.

      Performance Shares. The Committee may grant to a participant the right to obtain performance shares. Unless otherwise determined by the Committee, performance shares or rights in them are nontransferable. A participant’s right to obtain performance shares will be subject to the attainment of one or more pre-established performance goals over a performance period prescribed by the Committee. The performance goal will be established in writing no later than the earlier of 90 days after the start of a performance period or expiration of the first 25% of the performance period and while the outcome of the performance goal is substantially uncertain. The performance goals must be based on the following business criteria: free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of our company, or any of our subsidiaries, as divisions or units. The Committee, in its discretion, will establish the specific targets and other details of the performance goal. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained. The performance goal must prescribe an objective formula or standard under which a third party could compute the number of performance shares issuable to a participant. Unless otherwise determined by the Committee in the case of a participant who dies or becomes permanently disabled, the performance shares will be issued to a participant only after the expiration of the performance period and the Committee has certified in writing that the performance goal and any other material terms of the Award have been satisfied. No participant will have the rights of a shareholder with respect to performance shares until their actual issuance. In the discretion of the Committee, (i) a participant may defer the receipt of a performance share until a later time and (ii) all or any portion of a performance share Award may be settled by payment of cash or other property in an amount not to exceed $5.0 million.

      Other Stock Based Awards. The Committee may grant participants other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock as are deemed by the Committee, in its discretion, to be consistent with the purpose of the Plan; such grants must comply with applicable law.

Federal Income Tax Consequences

      The rules governing the tax treatment of stock options, SARs, restricted stock awards and RSUs, stock acquired upon the exercise of a stock option and SAR, and the receipt of performance shares are quite technical. Therefore, the description of the tax consequences set forth below is necessarily general in nature and does not purport to be complete. Moreover, the statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. Finally, the tax consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws.

      Stock Options. Incentive options granted pursuant to the Plan are intended to qualify as “Incentive Stock Options” within the meaning of Section 422 of the Code. If the participant makes no disposition of the shares acquired pursuant to exercise of an incentive option within one year after the transfer of shares to such participant and within two years from the grant of the option, the participant will realize no taxable income as a result of the grant or exercise of such option, and any gain or loss that is subsequently realized may be treated as long-term capital gain or loss, as the case may be. Under these circumstances, we will not be entitled to a deduction for federal income tax purposes with respect to either the issuance of such incentive options or the transfer of shares upon their exercise.

      If shares subject to incentive options are disposed of prior to the expiration of the above time periods, the participant will recognize ordinary income in the year in which the disqualifying disposition occurs, the amount of which will generally be the lesser of (i) the excess of the market value of the shares on the date of exercise over the option price, or (ii) the gain recognized on such disposition. In general, such amount will be deductible by us for federal income tax purposes in the same year, as long as we satisfy certain federal income tax withholding requirements. In addition, the excess, if any, of the amount realized on a disqualifying disposition over the market value of the shares on the date of exercise will be treated as capital gain.

      A participant who acquires shares by exercise of a nonqualified option generally realizes as taxable ordinary income, at the time of exercise, the difference between the exercise price and the fair market value of the shares on the date of exercise. In general, such amount will be deductible by us in the same year, provided that the amount constitutes reasonable compensation and we satisfy certain federal income tax withholding requirements. Subsequent appreciation or decline in the value of the shares on the sale or other disposition of the shares will generally be treated as capital gain or loss.

      Stock Appreciation Rights. A participant generally will recognize ordinary income upon the exercise of a stock appreciation right in an amount equal to the amount of cash received and the fair market value of any shares received at the time of exercise, plus the amount of any taxes withheld. Such amount will ordinarily be deductible by us in the same year as long as the amounts constitute reasonable compensation and we satisfy certain federal income tax withholding requirements.

      Restricted Stock Awards. A participant who is granted a restricted stock award under the Plan is not required to include the value of such shares in ordinary income until the first time such participant’s rights in the shares are transferable or are not subject to substantial risk of forfeiture, whichever occurs earlier, unless such participant timely files an election under Section 83(b) of the Code to be taxed on the receipt of the shares. In either case, the amount of such income will be equal to the fair market value of the shares at the time the income is recognized. We will ordinarily be entitled to a deduction, in the amount of the ordinary income recognized by the participant, at the same time the participant recognizes such income, as long as the amount constitutes reasonable compensation and we satisfy certain federal income tax withholding requirements.

      Performance Shares. A participant who is granted a performance share Award will generally not recognize any income upon the grant of the Award. The participant will generally recognize as ordinary income, the fair market value of the shares transferred upon the completion of the performance period and the attainment of the performance goal and we will generally be entitled to a deduction equal to the fair market value of the shares transferred to the participant at that time.

      Section 162(m). Section 162(m), as added to the Code in 1993, denies a deduction to any publicly held corporation for compensation paid to certain covered employees in a taxable year to the extent such compensation exceeds $1 million. It is possible that compensation attributable to Awards under the Plan, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain types of compensation, however, including so-called

“performance-based compensation,” are disregarded for purposes of the deduction limitation. Compensation attributable to stock options and SARs having an exercise price not less than the fair market value of the Common Stock on the grant date should qualify as performance-based compensation under the Plan. Compensation attributable to performance shares has also been structured to qualify for the performance-based compensation exclusion to the $1 million deduction limitation.

Withholding Payments

      If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the Plan, we must pay amounts for federal income or employment tax withholding, in the Committee’s discretion, either we will appropriately reduce the amount of stock, cash or other property to be paid to the participant or the participant must pay such amount us to enable us to pay or to reimburse us for paying such income or employment tax withholding. The Committee may, in its discretion, permit the participant to satisfy such withholding obligations (i) by, in whole or in part, electing to reduce the number of shares of Common Stock delivered or deliverable by us in respect of an Award, (ii) by electing to tender Common Stock back to us subsequent to receipt of such shares in respect of an Award, (iii) in the case of a Regulation T Stock Option Exercise, by irrevocably instructing the stock broker to promptly deliver (in addition to the option price) an amount equal to such withholding tax from the proceeds of the stock broker’s sale of or loan against some or all of the shares, or (iv) if we have a stock repurchase program in effect, by requesting that we repurchase (and retain the repurchase price of) that number of shares issuable or issued under the Plan having a then fair market value equal to the amount of withholding tax due. We also withhold the amount of such taxes from any other sums or property due or to become due us to the participant. We may also defer issuance of shares under the Plan until payment by the participant to us of the amount of any such tax. The Committee may make such other arrangements with respect to income or employment tax withholding as it may determine.

Accounting Treatment

      SARs will require a charge against our earnings each year representing appreciation in the value of such rights. In the case of SARs, such charge is based on the difference between the market value of the Common Stock on the date of grant and the current market price of the Common Stock. Upon a decline in the market price of the Common Stock subsequent to a charge against earnings related to the estimated costs of Stock Appreciation Rights, reversal of prior charges is made in the amount of such decline (but not to exceed aggregate prior charges against earnings).

      Restricted stock awards will require a charge against our earnings representing the value of the benefit conferred, which may be spread over the restricted period. Such charge is based on the market value at the time the shares are transferred.

      Generally, neither the grant nor the exercise of an incentive option or a nonqualified option under the Plan requires any charge against earnings, if the exercise price of the option is equal to the fair market value of the shares on the date of grant. If the exercise price is below the fair market value of the shares on the date of grant, an earnings charge for the difference will be required either at the date of grant or possibly over the term of the option.

      The foregoing general tax discussion is intended for the information of stockholders considering how to vote with respect to this proposal and not as tax guidance to participants in the Plan. Different tax rules may apply to specific participants and transactions under the Plan.

Securities Authorized for Issuance Under Equity Compensation Plans

      The following table provides details regarding the shares of common stock issuable upon the exercise of outstanding options, warrants and rights granted under the Company’s equity compensation plans (including individual equity compensation arrangements) as of the end of the last fiscal year. The securities referred to in the table are shares of the Company’s common stock.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities		future issuance under
	to be issued upon	Weighted-average	equity compensation plans
	exercise of	exercise price of	(excluding securities
Plan Category	outstanding options	outstanding options	reflected in column (a)(1)

Equity compensation plans approved by security holders	1,861,184	$14.22	170,094
Equity compensation plans not approved by security holders	667,397 (2)	$10.04	47,603

Total	2,528,581		217,697

(1)	Does not include 2,100,000 additional shares that will be available for future issuance under the 2002 Plan, if approved by the stockholders at the meeting.

(2)	Includes 2,397 shares issued under the Non-Employee Director Compensation Plan, under which an additional 47,603 shares are available for issuance. See “Compensation of Directors” for a summary of the material features of this plan. Also includes options to purchase an aggregate amount of 665,000 shares of common stock granted to Roger S. Penske, our Chairman and Chief Executive Officer and a former officer. See “Related Party Transactions — Recapitalization Agreement — Penske Option Agreement” for a discussion of the material features of this plan.

      Our Board unanimously recommends a vote “FOR” the proposal to approve the United Auto Group, Inc. 2002 Equity Compensation Plan.

AUDIT COMMITTEE REPORT

      The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of our accounting functions and internal controls. The Audit Committee acts under a written charter originally adopted and approved by the Board of Directors and amended by the Board of Directors in December 2002. Each of the members of the Audit Committee is independent, as defined by the New York Stock Exchange listing standards and applicable law. A copy of the amended Audit Committee Charter is attached to this Proxy Statement as Appendix A.

      The responsibilities of the Audit Committee include recommending to the Board of Directors an accounting firm to be engaged as our independent accountants. In accordance with the amended Audit Committee Charter, beginning with the appointment of our independent public accountants for Fiscal 2003, the Audit Committee has the sole authority to retain and terminate our independent accountants. The Audit Committee is responsible for recommending to the Board of Directors that our financial statements be included in our annual report. The Audit Committee took a number of steps in making this recommendation for Fiscal 2002. First, the Audit Committee discussed with Deloitte & Touche those matters required to be discussed by Statement on Auditing Standards No. 61, including information regarding the scope and results of the audit. These communications and discussions are intended to assist the Audit Committee in overseeing the financial reporting and disclosure process. Second, the Audit Committee discussed with Deloitte & Touche the independence of Deloitte & Touche and received from Deloitte & Touche a letter concerning independence as required under applicable independence standards for auditors of public companies. This discussion and disclosure assisted the Audit Committee in evaluating such independence. Finally, the Audit Committee reviewed and discussed the annual audited and quarterly unaudited financial statements with our management and Deloitte & Touche in advance of public release of operating results, and filing of annual and quarterly reports with the Securities and Exchange Commission. Based on the discussions with Deloitte & Touche concerning the audit, and their independence, and the financial statement review, and such other matters deemed relevant and appropriate by the Audit Committee, the Audit Committee recommended to the Board of Directors that our financial statements be included in our 2002 Annual Report on Form 10-K.

The Audit Committee of the Board of Directors

Michael R. Eisenson (Chairman)
John Barr
Ronald G. Steinhart

INDEPENDENT ACCOUNTANTS

      Our Board of Directors has, based on the recommendation of our Audit Committee, appointed Deloitte & Touche LLP as independent auditors for the 2003 fiscal year. Deloitte & Touche LLP will audit our consolidated financial statements for the 2003 fiscal year and perform other services.

      Audit Fees. The aggregate fees for professional services rendered by Deloitte & Touche LLP in connection with their audit of our consolidated financial statements and reviews of the consolidated condensed financial statements included in our Quarterly Reports on Form 10-Q for Fiscal 2002 were approximately $542,000.

      Financial Information Systems Design and Implementation Fees. There were no professional services rendered by Deloitte & Touche LLP in Fiscal 2002 relating to financial information systems design and implementation.

      All Other Fees. The aggregate fees for all other services rendered by Deloitte & Touche LLP in Fiscal 2002 were approximately $1,380,000 and can be sub-categorized as fees for attestation and tax compliance services. These services rendered by Deloitte & Touche LLP included matters such as consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures and consultation on accounting standards or transactions.

      Other Considerations. The Audit Committee has considered the nature of the above-listed services provided by Deloitte & Touche LLP and determined that they are compatible with their provision of independent audit services. The Audit Committee has discussed these services with Deloitte & Touche LLP and management to determine that they are permitted under the Code of Professional Conduct of the American Institute of Certified Public Accountants and the auditor independence requirements of the Securities and Exchange Commission.

      We are currently implementing procedures to ensure full compliance with the provisions of the Sarbanes-Oxley Act of 2002, including restrictions on the services which may be provided to us by Deloitte & Touche LLP. The Audit Committee believes that these restrictions would have had no significant effect on the nature and scope of services provided by Deloitte & Touche LLP in 2002 nor on our ability to procure accounting, tax or other professional services as required.

      A representative of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement and to answer questions.

SHARE INVESTMENT PERFORMANCE

      The following graph compares the cumulative total stockholder returns on our Common Stock based on an investment of $100 on December 31, 1997 and the close of the market on December 31 of each year thereafter against (i) the Standard & Poor’s Index and (ii) an industry/ peer group consisting of AutoNation, Inc. (“AutoNation”), Group 1 Automotive, Inc. (“Group 1”), Lithia Motors Inc. (“Lithia”) and Sonic Automotive Inc. (“Sonic”, together with AutoNation, Group 1, and Lithia, the “Old Peer Group”) and (iii) an industry/ peer group consisting of the Old Peer Group plus Asbury Automotive Group, Inc. (“Asbury”) from March 2002, which is when Asbury completed its initial public offering (the “New Peer Group”).

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

AMONG UNITED AUTO GROUP, INC., THE S & P 500 INDEX
AND A PEER GROUP

		Cumulative Total Return

	12/97	12/98	12/99	12/00	12/01	12/02

United Auto Group, Inc.	100.00	50.17	48.81	36.52	140.94	68.1
S&P 500	100.00	128.58	155.64	141.46	124.65	97.1
New Peer Group	100.00	68.29	42.42	27.77	61.48	57.9
Old Peer Group	100.00	68.29	42.42	27.77	61.48	57.9

*	$100 Invested on 12/31/97 in stock or index, including reinvestment of dividends, fiscal year ending December 31.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes of ownership with the Commission. Executive officers, directors and greater than 10% beneficial owners are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file.

      To our knowledge, based solely on our review of the copies of the Section 16(a) forms furnished to us and representations from our executive officers, directors and greater than 10% beneficial owners, we believe that all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% owners were complied with during Fiscal 2002.

STOCKHOLDER NOMINATIONS AND PROPOSALS FOR 2004

      Any proposals intended to be presented to stockholders at our 2004 Annual Meeting of Stockholders must be received by us at our principal executive offices at 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954 for inclusion in the proxy statement by December 31, 2003. These proposals must also meet other requirements of the rules of the Commission relating to stockholders’ proposals. Stockholders who intend to present an item of business at the Annual Meeting of Stockholders in 2004 (other than a proposal submitted for inclusion in our proxy statement) must provide us notice of the business no later than February 15, 2004.

OTHER BUSINESS

      We do not anticipate that there will be presented to the Annual Meeting any business other than the election of directors and approval of the 2002 United Auto Group, Inc. Equity Compensation Plan and the Board of Directors was not aware of any other matters which might properly be presented for action at the meeting. If any other business should come before the Annual Meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

      Proxies in the form enclosed are solicited by or on behalf of our Board of Directors. We will bear the cost of this solicitation. In addition to the solicitation of the proxies by use of the mails, some of our officers and regular employees, without extra remuneration, may solicit proxies personally, or by telephone or otherwise. In addition, we will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and we will reimburse them for their expenses in forwarding soliciting materials, which are not expected to exceed $5,000.

      It is important the proxies be returned promptly. Therefore, stockholders are urged to sign, date and return the enclosed proxy card in the accompanying stamped and addressed envelope.

By Order of the Board of Directors

Robert H. Kurnick, Jr.
Executive Vice President, General Counsel
and Secretary

Dated: April 11, 2003

      We will provide without charge to each or our stockholders, on the written request of such stockholder, a copy of our Form 10-K, including the financial statements and financial statement schedules, for the year ended December 31, 2002. Copies of the Form 10-K can be obtained from United Auto Group, Inc., Investor Relations, 2555 Telegraph Road, Bloomfield Hills, Michigan 48302-0954, (248/648-2500).

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APPENDIX A

UNITED AUTO GROUP, INC.

AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

December 11, 2002

I. Statement of Purpose

      The Audit Committee is a standing committee of the Board of Directors. The purpose of the Committee is to assist the Board of Directors in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls; (ii) the performance of the internal audit services function; (iii) the annual independent audit of the Company’s financial statements, the engagement of the independent auditors and the evaluation of the independent auditors’ qualifications, independence and performance; (iv) the compliance by the Company with legal and regulatory requirements, including the Company’s disclosure controls and procedures; (v) the evaluation of enterprise risk issues; and (vi) the fulfillment of the other responsibilities set out herein. The Committee shall also prepare the report of the Committee required to be included in the Company’s annual proxy statement.

      In discharging its responsibilities, the Committee is not itself responsible for the planning or conduct of audits or for any determination that the Company’s financial statements are complete and accurate or in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditors.

II. Organization

      A. Charter. At least annually, this charter shall be reviewed and reassessed by the Committee and any proposed changes shall be submitted to the Board of Directors for approval.

      B. Members. The members of the Committee shall be appointed by the Board of Directors and shall number at least three, who meet the independence, experience and expertise requirements of the New York Stock Exchange and applicable law. The Board of Directors shall also designate a Committee Chairperson. Unless otherwise determined by the Board of Directors of the Company, no Committee Member may serve on more than three Audit Committees of companies who have issued any outstanding publicly-traded equity securities.

      C. Meetings. In order to discharge its responsibilities, the Committee shall each year establish a schedule of meetings; additional meetings may be scheduled as required. In planning the annual schedule of meetings, the Committee shall ensure that sufficient opportunities exist for its members to meet separately with the independent auditors and/or the head of internal audit (or internal audit service providers), without management present; to meet separately with management, without the independent auditors and/or the head of internal audit (or internal audit service providers) present; and to meet in private with only the Committee Members present.

      D. Quorum; Action by Committee. A quorum at any Committee meeting shall be at least two members. All determinations of the Committee shall be made by a majority of its members present at a meeting duly called or held, except as specifically provided herein (or where only two members are present, by unanimous vote). Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made at a meeting duly called and held, except as specifically provided herein (or where only two members are present, by unanimous vote).

      E. Agenda, Minutes and Reports. An agenda, together with materials relating to the subject matter of each meeting, shall be sent to members of the Committee prior to each meeting. Minutes for all meetings of the Committee shall be prepared to document the Committee’s discharge of its responsibilities. The minutes shall be circulated in draft form to all Committee Members to ensure an accurate final record, shall be approved at a subsequent meeting of the Committee and shall be distributed periodically to the full Board of Directors. The Committee shall make regular reports to the Board of Directors.

      F. Performance Evaluation. The Committee shall evaluate its performance on an annual basis and establish criteria for such evaluation.

III. Responsibilities

      The following shall be the principal responsibilities of the Audit Committee:

A. Engagement of Independent Auditors. The Committee shall engage the independent auditors, including in connection with any non-audit services, and oversee, evaluate and, where appropriate, replace the independent auditors. The Committee shall approve the fees paid to the independent auditors, including in connection with any non-audit services.

B. Determination as to Independence and Performance of Independent Auditors. The Committee shall review and evaluate the lead partner of the independent auditor team. The Committee shall receive periodic reports from the independent auditors as required by the Independence Standards Board (or any successor body) regarding the auditors’ independence, which shall be not less frequently than annually. The Committee shall also obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures, (b) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationships between the independent auditor and the Company. The Committee shall evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. In addition, the Audit Committee shall present its conclusions with respect to the independent auditor to the Board. The Audit Committee shall also ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law and consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis. Finally, the Audit Committee shall recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

C. Determination as to Performance of Internal Auditors. The Committee shall annually review the experience and qualifications of the senior members of the internal auditors and the quality control procedures of the internal auditors. If the internal audit services are outsourced, the Committee shall be responsible for the engagement, evaluation and termination of the internal audit service providers and shall approve fees paid to the internal audit service providers. As part of its responsibility to evaluate any internal audit service providers, the Committee shall review the quality control procedures applicable to the service providers. The Committee shall also obtain not less frequently than annually a report of the service providers addressing such service providers’ internal control procedures, issues raised by their most recent internal quality control review or by any inquiry or investigation by governmental or professional authorities for the preceding five years and the response of such service providers.

D. Audits by Internal and Independent Auditors. The Committee shall discuss with either the internal auditor, or the audit service providers (as the case may be) and the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and other factors that may affect the effectiveness and timeliness of such audits. In this connection, the Committee shall discuss with management, the internal auditor, audit service providers and the independent auditors the Company’s major risk exposures (whether financial, operating or otherwise), the adequacy and effectiveness of the accounting and financial controls, and the steps management has taken to monitor and control such exposures and manage legal compliance programs, among other considerations that may be relevant to their respective audits. The Committee shall review with management and the independent auditors management’s annual internal control report, including any attestation of same by the independent auditors. Management and the internal auditor or the audit service providers, as the case may be, shall report periodically to the Committee regarding any significant deficiencies in the design or operation of the Company’s internal controls, material weaknesses in internal controls and any fraud (regardless of materiality) involving persons having a significant role in the internal controls, as well as any significant changes in internal controls implemented by management during the most recent reporting period of the Company.

E. Pre-Approval of Audit and Non-Audit Services. The Committee shall approve guidelines for the retention of the independent auditors for any non-audit service and the fee for such service and shall determine procedures for the approval of audit and non-audit services in advance. The Committee shall, in accordance with such procedures, approve in advance any audit or non-audit service provided to the Company by the independent auditors, all as required by applicable law or listing standards, and subject to the exceptions set forth in applicable law or listing standards.

F. Review of Disclosure Controls and Procedures. The Committee shall review with the Chief Executive Officer, the Chief Financial Officer and the General Counsel the Company’s disclosure controls and procedures and shall review periodically, but in no event less frequently than quarterly, management’s conclusions about the efficacy of such disclosure controls and procedures, including any significant deficiencies in, or material non-compliance with, such controls and procedures.

G. Review of Annual SEC Filings. The Committee shall review with management and the independent auditors the financial information to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of the Form 10-K), including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, the clarity of the disclosures in the financial statements and the adequacy of internal controls. The Committee shall also discuss the results of the annual audit and any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards, including matters required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90. The Committee may discuss with the national office of the independent auditors issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency. Based on such review and discussion, the Committee shall make a determination whether to recommend to the Board of Directors that the audited financial statements be included in the Company’s Form 10-K

H. Review of Quarterly SEC Filings and Other Communications. The Committee shall review and discuss with management and the independent auditors the quarterly financial information to be included in the Company’s Quarterly Reports on form 10-Q, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and shall discuss any other matters required to be communicated to the Committee by the independent auditors under generally accepted auditing standards, applicable law or listing standards. The Committee shall also discuss the Company’s earnings press releases and financial information and earnings guidance periodically provided to analysts and rating agencies. Such discussion may be done generally (consisting of the types of information to be disclosed and the types of presentations to be made). The Committee shall also discuss the results of the independent auditors’ review of the Company’s quarterly financial information conducted in accordance with Statement on Auditing Standards No. 71.

I. Review of Certain Matters with Internal and Independent Auditors. The Committee shall review periodically with management, the internal auditor, or the audit service providers (as the case may be) and independent auditors the effect of new or proposed regulatory and accounting initiatives on the Company’s financial statements and other public disclosures.

J. Consultation with Independent Auditors. The Committee shall review with the independent auditors any problems or difficulties the auditors may have encountered in connection with the annual audit or otherwise and any management letter, or other material written communications or schedule of unadjusted differences, provided by the auditors and the Company’s response to that letter or communication. Such review shall address any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management regarding generally accepted accounting principles and other matters, material adjustments to the financial statements recommended by the independent auditors and adjustments that were proposed but “passed,” regardless of materiality. The Committee shall obtain from the independent auditor assurance that the independent auditor has not detected or become aware of any illegal act and, if it has, that the Audit Committee is adequately informed in compliance with applicable law.

K. Preparation of Report for Proxy Statement. The Committee shall authorize the report of the Audit Committee to be included in the Company’s annual proxy statement, all in accordance with applicable rules and regulations.

L. Policies for Employment of Former Audit Staff. The Committee shall approve guidelines for the Company’s hiring of former employees of the independent auditors, which shall meet the requirements of applicable law and listing standards.

M. Establishment of “Whistleblowing” Procedures. The Committee shall establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

N. Review of Legal and Regulatory Compliance. The Committee shall periodically review with management, including the General Counsel, and the independent auditors any correspondence with, or other action by, regulators or governmental agencies and any employee complaints or published reports that raise concerns regarding the Company’s financial statements, accounting or auditing matters or compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall also meet periodically and separately with the General Counsel and other appropriate legal staff of the Company to review material legal affairs of the Company and the Company’s compliance with applicable law and listing standards.

O. Review of Certain Transactions with Directors and Related Parties. The Committee shall review periodically, but no less frequently than annually, a summary of the Company’s transactions with Directors and officers of the Company and with firms that employ Directors, as well as any other material related party transactions.

P. Compliance with Code of Business Conduct and Ethics Grant of Waivers. The Committee shall review annually a summary of compliance with the Company’s Code of Business Conduct and Ethics. The Committee shall be responsible for determining whether and on what terms to grant to any Director or Executive Officer a waiver from the Company’s Code of Business Conduct and Ethics.

Q. Access to Records, Consultants and Others. The Committee shall have full authority (i) to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company; (ii) to retain outside legal, accounting or other consultants to advise the Committee; and (iii) to request any officer or employee of the Company, the Company’s outside counsel, internal auditor, internal audit service providers or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for the payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors or consultants employed by the Audit Committee.

R. Delegation. The Committee may delegate any of its responsibilities to a subcommittee comprised of one or more members of the Committee, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such sub-committee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

S. Effect of this Charter. This Charter shall be effective immediately upon the adoption of the Charter by the Board of Directors. This Charter supercedes and replaces any Charter of the Audit Committee previously adopted by the Board of Directors.

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APPENDIX B

UNITED AUTO GROUP, INC.

2002 EQUITY COMPENSATION PLAN

      1. Definitions: As used herein, the following definitions shall apply:

(a) “Award” shall mean any stock option, stock appreciation right, restricted stock, restricted stock unit, performance share award or other stock-based award granted under the Plan.

(b) “Committee” shall mean a committee consisting of two or more members of the Board of Directors of the Corporation, each of whom (1) shall be an “outside director” as defined under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations thereunder, and (2) shall be a “non-employee director” as defined under Rule 16b-3 of the Rules and Regulations under the Securities Exchange Act of 1934, as amended, or any similar or successor provision, as appointed by the Board of Directors of the Corporation to administer the Plan.

(c) “Corporation” shall mean United Auto Group, Inc., a Delaware corporation, or any successor thereof.

(d) “Discretion” shall mean in the sole discretion of the Committee, with no requirement whatsoever that the Committee follow past practices, act in a manner consistent with past practices, or treat a Participant (as hereinafter defined) in a manner consistent with the treatment afforded other Participants with respect to the Plan.

(e) “Incentive Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan and also meets the definition of an incentive stock option set forth in Section 422 of the Code.

(f) “Nonqualified Option” shall mean an option to purchase Common Stock of the Corporation which meets the requirements set forth in the Plan but does not meet the definition of an incentive stock option set forth in Section 422 of the Code.

(g) “Other stock-based award” shall mean any right granted under Paragraph 20 of the Plan.

(h) “Participant” shall mean any individual designated by the Committee under Paragraph 6 for participation in the Plan who is (i) a key employee (including an officer or director who is also a key employee) of the Corporation or any Subsidiary, (ii) a director who is not an employee of the Corporation or any Subsidiary (hereinafter sometimes referred to as an “outside director”), and (iii) a consultant or advisor of the Corporation or any Subsidiary.

(i) “Performance share” shall mean a grant of Common Stock of the Corporation upon the attainment of one or more performance goals during a performance period established by the Committee, as provided in Paragraph 19.

(j) “Plan” shall mean this United Auto Group, Inc. 2002 Equity Compensation Plan.

(k) “Restricted stock” shall mean a grant of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

(l) “Restricted stock unit” shall mean a grant of a right to obtain the value of a share of Common Stock of the Corporation which is subject to restrictions against transfer, forfeiture and such other terms and conditions determined by the Committee, as provided in Paragraph 18.

(m) “Stock appreciation right” shall mean a right to receive the appreciation in value, or a portion of the appreciation in value, of a specified number of shares of the Common Stock of the Corporation, as provided in Paragraph 12.

(n) “Subsidiary” shall mean any corporation, limited liability company, partnership or any other entity in which the Corporation owns, directly or indirectly, stock or other ownership interest therein, possessing more than twenty-five percent (25%) of the combined voting power of all classes of stock or other ownership interest.

      2. Purpose of Plan: The purpose of the Plan is to provide key employees (including officers and directors who are also key employees), outside directors, consultants and advisors of the Corporation and its Subsidiaries with incentives to make significant and extraordinary contributions to the long-term performance and growth of the Corporation and its Subsidiaries, to join the interests of key employees, outside directors, consultants and advisors with the interests of the shareholders of the Corporation, and to facilitate attracting and retaining key employees, outside directors, consultants and advisors with exceptional abilities.

      3. Administration: The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee shall determine, from those eligible to be Participants under the Plan, the persons to be granted Awards, the type of Awards and the amount of stock or rights covered by Awards to be granted to each such person, and the terms and conditions of any Awards. Subject to the provisions of the Plan, the Committee is authorized to interpret the Plan, to promulgate, amend and rescind rules and regulations relating to the Plan and to make all other determinations necessary or advisable for its administration. Interpretation and construction of any provision of the Plan by the Committee shall, unless otherwise determined by the Board of Directors of the Corporation, be final and conclusive. A majority of the Committee shall constitute a quorum, and the acts approved by a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by a majority of the Committee, shall be the acts of the Committee.

      4. Indemnification of Committee Members: In addition to such other rights of indemnification as they may have, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Award granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Board of Directors of the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be determined in such action, suit or proceeding that such Committee member has acted in bad faith; provided, however, that within sixty (60) days after receipt of notice of institution of any such action, suit or proceeding, a Committee member shall offer the Corporation in writing the opportunity, at its own cost, to handle and defend the same.

      5. Maximum Number of Shares Subject to Plan: The maximum number of shares of stock which may be issued pursuant to Awards granted under the Plan or with respect to which Awards may be granted under the Plan shall not exceed in the aggregate 2,100,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5). Any shares that are delivered by the Corporation, and any awards or grants that are made by, or become obligations of, the Corporation through the assumption by the Corporation or a Subsidiary of, or in substitution for, outstanding awards or grants previously made by an acquired company, shall not be counted against the number of shares available under the Plan. Consistent with the purpose of the Plan and with a view to avoiding over or under counting, the Committee shall, in its Discretion, determine the number of shares to charge against the shares remaining available under the Plan as a result of the grant or settlement of Awards made under the Plan. If any shares covered by an Award or to which an Award relates are forfeited, or if an Award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such Award, or to which such Award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Plan with respect to such Award, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting Awards under the Plan.

      The maximum number of shares with respect to which Awards may be granted to any Participant during the term of the Plan shall not exceed 500,000 shares of Common Stock of the Corporation (subject to adjustments as provided in this Paragraph 5). All shares with respect to which an Award is granted shall be counted for purposes of this per-person share limitation, regardless of whether the Participant did not realize the benefit of the Award as a result of forfeiture, cancellation, expiration, termination or other event.

      The number of shares with respect to each outstanding Award, the option price with respect to outstanding stock options, the grant value with respect to outstanding stock appreciation rights, the aggregate number of shares available at any time under the Plan, and the maximum number of shares with respect to which Awards may be made to an individual Participant during the term of the Plan shall be subject to such adjustment as the Committee, in its Discretion, deems appropriate to reflect such events as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation; provided, however, that no fractional shares shall be issued pursuant to the Plan, no Awards may be granted under the Plan with respect to fractional shares, and any fractional shares resulting from such adjustments shall be eliminated from any outstanding Award.

      6. Participants: The Committee shall determine and designate from time to time, in its Discretion, those key employees (including officers and directors who are also key employees), outside directors, consultants or advisors of the Corporation or any Subsidiary to receive Awards who, in the judgment of the Committee, are or will become responsible for the direction and financial success of the Corporation or any Subsidiary.

      7. Written Agreement: Each Award granted under the Plan shall be evidenced by a written agreement between the Corporation and the Participant which shall contain such provisions as may be approved by the Committee. Such agreements shall constitute binding contracts between the Corporation and the Participant, and every Participant, upon acceptance of such agreement, shall be bound by the terms and restrictions of the Plan and of such agreement. The terms of each such agreement shall be in accordance with the Plan, but the agreements may include such additional provisions and restrictions determined by the Committee, provided that such additional provisions and restrictions do not violate the terms of the Plan.

      8. Allotment of Shares: The Committee shall determine and fix, in its Discretion, the number of shares with respect to which each Participant may be granted Awards; provided, however, that no Incentive Option may be granted under the Plan to any one Participant which would result in the aggregate fair market value, determined as of the date the option is granted, of underlying stock with respect to which Incentive Options are exercisable for the first time by such Participant during any calendar year under any plan maintained by the Corporation (or any parent or Subsidiary of the Corporation) exceeding $100,000.

      9. Stock Options: Subject to the terms of the Plan, the Committee, in its Discretion, may grant to Participants either Incentive Options, Nonqualified Options or any combination thereof; provided, however, that an Incentive Option may only be granted to an employee of the Corporation or a Subsidiary, and in the case of a Subsidiary only if (i) the Subsidiary is treated as a disregarded entity owned by the Corporation, or (ii) the Subsidiary is a corporation (or is treated as a disregarded entity owned by a corporation) fifty percent or more of the combined voting power of all classes of stock of which is owned, directly or indirectly, by the Corporation. Each option granted under the Plan shall designate the number of shares covered thereby, if any, with respect to which the option is an Incentive Option, and the number of shares covered thereby, if any, with respect to which the option is a Nonqualified Option.

      10. Stock Option Price: Subject to the rules set forth in this Paragraph 10, at the time any stock option is granted, the Committee, in its Discretion, shall establish the price per share for which the shares covered by the option may be purchased. With respect to an Incentive Option, such option price shall not be less than 100% of the fair market value of the stock on the date on which such option is granted; provided, however, that with respect to an Incentive Option granted to a Participant who at the time of the grant owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of the Corporation or of any parent or Subsidiary, the option price shall not be less than 110% of the fair market value of the stock on the date such option is granted. With respect to a Nonqualified Option, the option price shall not be less than 50% of the fair market value of the stock on the date such option is granted. Fair market value of a share shall be determined by the Committee and may be determined by taking the mean between the highest and lowest quoted selling prices of the Corporation’s stock on any exchange or other market on which the shares of Common Stock of the Corporation shall be traded on such date or, if there are no sales on such date, on the next following day on which there are sales. The option price shall be subject to adjustment in accordance with the provisions of Paragraph 5 of the Plan.

      11. Payment of Stock Option Price: At the time of the exercise in whole or in part of any stock option granted hereunder, payment of the option price in full in cash or, with the consent of the Committee, in Common Stock of the Corporation shall be made by the Participant for all shares so purchased. In the Discretion of, and subject to such conditions as may be established by, the Committee, payment of the option price may also be made by the Corporation retaining from the shares to be delivered upon exercise of the stock option that number of shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. In the Discretion of the Committee, a Participant may exercise an option, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise in such form as the Committee may prescribe, accompanied by irrevocable instructions to a stock broker to promptly deliver to the Corporation full payment for the shares with respect to which the option is exercised from the proceeds of the stock broker’s sale of or loan against some or all of the shares (a “Regulation T Stock Option Exercise”). In the event the Corporation then has in effect a stock repurchase program, in its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to exercise an option and pay the option price by delivering to the Corporation a written notice of exercise which includes a request that the Corporation repurchase (and retain the repurchase price of) that number of the option shares having a fair market value on the date of exercise equal to the option price of the number of shares with respect to which the Participant exercises the option. Such payment may also be made in such other manner as the Committee determines is appropriate, in its Discretion. No Participant shall have any of the rights of a shareholder of the Corporation under any stock option until the actual issuance of shares to said Participant, and prior to such issuance no adjustment shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

      12. Stock Appreciation Rights: Subject to the terms of the Plan, the Committee may grant stock appreciation rights to Participants either in conjunction with, or independently of, any stock options granted under the Plan. A stock appreciation right granted in conjunction with a stock option may be an alternative right wherein the exercise of the stock option terminates the stock appreciation right to the extent of the number of shares purchased upon exercise of the stock option and, correspondingly, the exercise of the stock appreciation right terminates the stock option to the extent of the number of shares with respect to which the stock appreciation right is exercised. Alternatively, a stock appreciation right granted in conjunction with a stock option may be an additional right wherein both the stock appreciation right and the stock option may be exercised. A stock appreciation right may not be granted in conjunction with an Incentive Option under circumstances in which the exercise of the stock appreciation right affects the right to exercise the Incentive Option or vice versa, unless the stock appreciation right, by its terms, meets all of the following requirements:

(a) the stock appreciation right will expire no later than the Incentive Option;

(b) the stock appreciation right may be for no more than the difference between the option price of the Incentive Option and the fair market value of the shares subject to the Incentive Option at the time the stock appreciation right is exercised;

(c) the stock appreciation right is transferable only when the Incentive Option is transferable, and under the same conditions;

(d) the stock appreciation right may be exercised only when the Incentive Option is eligible to be exercised; and

(e) the stock appreciation right may be exercised only when the fair market value of the shares subject to the Incentive Option exceeds the option price of the Incentive Option.

Upon exercise of a stock appreciation right, a Participant shall be entitled to receive, without payment to the Corporation (except for applicable withholding taxes), an amount equal to the excess of or, in the Discretion of the Committee, a portion of the excess of (i) the then aggregate fair market value of the number of shares with respect to which the Participant exercises the stock appreciation right, over (ii) the aggregate fair market value of such number of shares at the time the stock appreciation right was granted. This amount shall be payable by the Corporation, in the Discretion of the Committee, in cash, in shares of Common Stock of the Corporation, in other property or any combination thereof.

      13. Granting and Exercise of Stock Options and Stock Appreciation Rights: Subject to the provisions of this Paragraph 13, each stock option and stock appreciation right granted hereunder shall be exercisable at any such time or times or in any such installments as may be determined by the Committee at the time of the grant; provided, however, that the aggregate fair market value (determined at the time the option is granted) of the stock with respect to which Incentive Options are exercisable for the first time by a Participant during any calendar year shall not exceed $100,000. A Participant may exercise a stock option or stock appreciation right, if then exercisable, in whole or in part, by delivery to the Corporation of written notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of a stock option, by payment for the shares with respect to which the stock option is exercised as provided in Paragraph 11 (unless the Committee, in its Discretion, permits a cashless form of option exercise permitted by Paragraph 11). Except as provided in Paragraph 17, stock options and stock appreciation rights may be exercised only while the Participant is an employee, outside director, consultant or advisor, as the case may be, of the Corporation or a Subsidiary. Successive stock options and stock appreciation rights may be granted to the same Participant, whether or not the stock option(s) and stock appreciation right(s) previously granted to such Participant remain unexercised. A Participant may exercise a stock option or stock appreciation right, if then exercisable, notwithstanding that stock options and stock appreciation rights previously granted to such Participant remain unexercised.

      14. Non-transferability of Stock Options and Stock Appreciation Rights: No stock option or stock appreciation right granted under the Plan to a Participant shall be transferable by such Participant otherwise than by will, or by the laws of descent and distribution, and stock options and stock appreciation rights shall be exercisable, during the lifetime of the Participant, only by the Participant. Notwithstanding the foregoing, in its Discretion and subject to such terms and conditions as it may prescribe, the Committee may permit a Participant to transfer a Nonqualified Option or a related or independently granted stock appreciation right.

      15. Term of Stock Options and Stock Appreciation Rights: If not sooner terminated, each stock option and stock appreciation right granted hereunder shall expire not more than ten (10) years from the date of the granting thereof; provided, however, that with respect to an Incentive Option granted to a Participant who, at the time of the grant, owns (after applying the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting stock of all classes of stock of the Corporation or any parent or Subsidiary, such option shall expire not more than five (5) years after the date of granting thereof.

      16. Continuation of Employment: The Committee may require, in its Discretion, that any Participant under the Plan to whom a stock option or a stock appreciation right shall be granted shall agree in writing as a condition of the granting of such stock option or stock appreciation right to remain an employee, consultant, advisor or outside director of the Corporation or a Subsidiary, as the case may be, for a designated minimum period from the date of the granting of such stock option or stock appreciation right as shall be fixed by the Committee, and the Committee may further require, in its Discretion, that any Participant agree in writing to comply with any confidentiality, non-solicitation, non-competition and non-disparagement provisions and covenants that the Committee may require as a condition precedent to the exercise of a stock option or a stock appreciation right.

      17. Termination of Employment: If the employment of an employee Participant terminates, if the consultancy or advisorship of a consultant or advisor Participant terminates, or if an outside director Participant ceases to be a director (hereinafter collectively referred to as a “termination of employment”), the Committee may, in its Discretion, permit the exercise of stock options and stock appreciation rights granted to such Participant (a) for a period not to exceed three months following such termination of employment (or one year following termination of employment on account of the Participant’s death or permanent disability) with respect to Incentive Options or related stock appreciation rights, and (b) for a period not to extend beyond the expiration date with respect to Nonqualified Options or related or independently granted stock appreciation rights. In no event, however, shall a stock option or a stock appreciation right be exercisable subsequent to its expiration date. A stock option or stock appreciation right may only be exercised after a Participant’s termination of employment to the extent exercisable on the date of termination of employment;

provided, however, that if the termination of employment is due to the Participant’s death, permanent disability or retirement at a retirement age permitted under the Corporation’s or Subsidiary’s retirement plan or policies, or if the termination of employment results from action by the Corporation or a Subsidiary without cause or from an agreement between the Corporation or a Subsidiary and the Participant (hereinafter collectively referred to as a “qualifying termination of employment”), the Committee, in its Discretion, may permit all or part of the stock options and stock appreciation rights granted to such Participant to thereupon become exercisable in full or in part. For purposes of this Paragraph 17 and any other provision of the Plan where the term is used, the Committee’s definition of “cause” shall be final and conclusive.

      18. Restricted Stock or Restricted Stock Units: Subject to the terms of the Plan, the Committee may award Participants shares of restricted stock and/or the Committee may grant Participants restricted units with respect to a specified number of shares of stock. All shares of restricted stock and all restricted stock units granted to Participants under the Plan shall be subject to the following terms and conditions (and to such other terms and conditions prescribed by the Committee):

(a) At the time of each award of restricted shares or restricted stock units, there shall be established for the shares or units a restricted period, which period may differ among Participants and may have different expiration dates with respect to portions of shares or units covered by the same award.

(b) Shares of restricted stock or restricted stock units awarded to Participants may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered during the restricted period applicable to such shares or units. Except for such restrictions on transfer, a Participant may be provided all of the rights of a shareholder in respect of restricted shares including, but not limited to, the right to receive dividends on, and the right to vote, the shares. A Participant shall have no ownership interest in shares of stock with respect to which restricted stock units are granted; provided, however, that the Committee may, in its Discretion, permit payment to such Participant of dividend equivalents on such units equal to the amount of dividends, if any, which are paid on that number of shares with respect to which the restricted stock units are granted.

(c) If there is a termination of employment of a Participant, all shares or units theretofore awarded to the Participant which are still subject to the restrictions imposed by Paragraph 18(b) shall upon such termination of employment be forfeited and transferred back to the Corporation, without payment of any consideration by the Corporation; provided, however, that in the event of a qualifying termination of employment, the Committee may, in its Discretion, release some or all of the shares or units from the restrictions.

(d) Shares of restricted stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate, including, without limitation, book-entry registration or issuance of stock certificates. If stock certificates are issued in respect of shares of restricted stock, such certificates shall be registered in the name of the Participant, deposited with the Corporation or its designee, together with a stock power endorsed in blank, and, in the Discretion of the Committee, a legend shall be placed upon such certificates reflecting that the shares represented thereby are subject to restrictions against transfer and forfeiture.

(e) At the expiration of the restricted period applicable to restricted shares, the Corporation shall deliver to the Participant or the legal representative of the Participant’s estate stock certificates for such shares. If stock certificates were previously issued for the shares and a legend has been placed on such certificates, the Corporation shall cause such certificates to be reissued without the legend.

(f) At the expiration of the restricted period applicable to restricted stock units, the Corporation shall pay to the Participant an amount equal to the then fair market value of that number of shares to which such restricted stock units relate. In the Discretion of the Committee, such amount may be paid in cash, stock, other property or any combination thereof. Moreover, in the Discretion of the Committee, such amount may be paid in a lump sum or in installments, currently upon expiration of the restricted period or on a deferred basis, with provision for the payment or crediting of a dividend equivalent or reasonable rate of interest on installment or deferred payments in the Discretion of the Committee.

In the case of events such as stock dividends, stock splits, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation, any stock, securities or other property which a Participant receives or is entitled to receive by reason of his ownership of restricted shares shall, unless otherwise determined by the Committee, be subject to the same restrictions applicable to the restricted shares.

      19. Performance Shares: The Committee may grant to a Participant the right to obtain performance shares subject to the following terms and conditions:

(a) The Participant’s right to obtain performance shares shall be subject to attainment of one or more performance goals over a performance period prescribed by the Committee.

(b) The performance goal applicable to an award to a Participant of the right to obtain performance shares shall be based upon free cash flow, cash flow return on investment, stock price, market share, sales, revenues, earnings per share, return on equity, total stockholder return, costs, net income, working capital turnover, inventory or receivable turnover and/or margins of the Corporation, a Subsidiary, or a division or unit thereof. The specific targets and other details of the performance goal shall be established by the Committee in its Discretion. A performance goal must, however, be objective so that a third party with knowledge of the relevant facts could determine whether the goal has been attained.

(c) The performance goal applicable to an award to a Participant of the right to obtain performance shares shall be established by the Committee in writing at any time during the period beginning on the date of the award and ending on the earlier of (i) ninety (90) days after commencement of the performance period applicable to the award, or (ii) expiration of the first 25% of the performance period; provided, however, that there must be substantial uncertainty whether a performance goal will be attained at the time it is established by the Committee.

(d) The performance goal established by the Committee must prescribe an objective formula or standard, that could be applied by a third party having knowledge of the relevant performance results, to compute the number of performance shares issuable to the Participant if the goal is attained.

(e) Unless otherwise determined by the Committee in the case of a Participant who dies or becomes permanently disabled, performance shares shall be issued to a Participant only after (i) expiration of the performance period and attainment of the performance goal applicable to the award, and (ii) issuance of a written certification by the Committee (including approved minutes of the meeting of the Committee at which the certification is made) that the performance goal and any other material terms of the award have been attained or satisfied.

(f) No Participant shall have any of the rights of a shareholder of the Corporation in respect of the shares covered by a performance share award until the actual issuance of the shares to said Participant and, prior to such issuance, no adjustments shall be made for dividends, distributions or other rights in respect of such shares, except as provided in Paragraph 5.

(g) In its Discretion and subject to such terms and conditions as it may impose, the Committee may permit a Participant to elect to defer receipt of performance shares to a time later than the time the shares otherwise would be issued to the Participant. In such event, the Committee may, in its Discretion, provide for the payment by the Corporation of a dividend equivalent or interest at a rate determined by the Committee.

(h) In the Discretion of the Committee, in lieu of settling a performance share award by issuance of shares of Common Stock of the Corporation to a Participant, all or a portion of the award may be settled by payment of cash or other property to the Participant in an amount or having a value equal to the then value of the otherwise issuable shares; provided, however, that the amount of cash and the value of any other property paid to any Participant during any calendar year in settlement of a performance share award shall not exceed $5.0 Million.

(i) Unless otherwise determined by the Committee, performance shares or rights therein awarded to a Participant may not be sold, assigned, transferred, pledged, hypothecated or otherwise encumbered by the Participant at any time before actual issuance of the shares to the Participant.

(j) In its Discretion, the Committee may subject a performance share award to a Participant to any other terms or conditions not inconsistent with the foregoing, including, without limitation, a requirement that the Participant remain an employee of the Corporation or a Subsidiary (including at or above a specified salary grade), or that the Participant remain a consultant, advisor or outside director of the Corporation or a Subsidiary, for the entire performance period applicable to the award.

Performance share awards under the Plan are intended to constitute qualified performance-based compensation for purposes of Section 162(m)(4)(C) of the Code and the Treasury Regulations thereunder, and the provisions of this Paragraph 19 (and the other provisions of the Plan relating to performance share awards) shall be interpreted and administered to effectuate that intent. Moreover, the Committee may revise or modify the terms of an outstanding performance share award to the extent the Committee determines, in its Discretion, that such revision or modification is necessary for such award to constitute qualified performance-based compensation.

      20. Other Stock-Based Awards: The Committee may grant to Participants such other awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of Common Stock of the Corporation as are deemed by the Committee, in its Discretion, to be consistent with the purposes of the Plan; provided, however, that such grants must comply with applicable law.

      21. Investment purpose: If the Committee, in its Discretion, determines that as a matter of law such procedure is or may be desirable, it may require a Participant, upon any acquisition of stock hereunder and as a condition to the Corporation’s obligation to deliver certificates representing such shares, to execute and deliver to the Corporation a written statement in form satisfactory to the Committee, representing and warranting that the Participant’s acquisition of shares of stock shall be for such person’s own account, for investment and not with a view to the resale or distribution thereof and that any subsequent offer for sale or sale of any such shares shall be made either pursuant to (a) a Registration Statement on an appropriate form under the Securities Act of 1933, as amended (the “Securities Act”), which Registration Statement has become effective and is current with respect to the shares being offered and sold, or (b) a specific exemption from the registration requirements of the Securities Act, but in claiming such exemption the Participant shall, prior to any offer for sale or sale of such shares, obtain a favorable written opinion from counsel for or approved by the Corporation as to the availability of such exemption. The Corporation may endorse an appropriate legend referring to the foregoing restriction upon the certificate or certificates representing any shares issued or transferred to the Participant under the Plan.

      22. Rights to Continued Employment: Nothing contained in the Plan or in any Award granted pursuant to the Plan, nor any action taken by the Committee hereunder, shall confer upon any Participant any right with respect to continuation of employment or service as an employee, consultant, advisor or outside director of the Corporation or a Subsidiary nor interfere in any way with the right of the Corporation or a Subsidiary to terminate such person’s employment or service at any time with or without cause.

      23. Withholding Payments: If, upon the grant, exercise, release of restrictions or settlement of or in respect of an Award, or upon any other event or transaction under or relating to the Plan, there shall be payable by the Corporation or a Subsidiary any amount for income or employment tax withholding, in the Committee’s Discretion, either the Corporation shall appropriately reduce the amount of stock, cash or other property to be paid to the Participant or the Participant shall pay such amount to the Corporation or Subsidiary to enable it to pay or to reimburse it for paying such income or employment tax withholding. The Committee may, in its Discretion, permit Participants to satisfy such withholding obligations, in whole or in part, by electing to have the amount of Common Stock delivered or deliverable by the Corporation in respect of an Award appropriately reduced, or by electing to tender Common Stock back to the Corporation subsequent to receipt of such stock in respect of an Award. The Corporation or any of its Subsidiaries shall also have the right to withhold the amount of such taxes from any other sums or property due or to become due from the Corporation or any of its Subsidiaries to the Participant upon such terms and conditions as the Committee shall prescribe. The Corporation may also defer issuance of stock under the Plan until payment by the Participant to the Corporation or any of its Subsidiaries of the amount of any such tax. In the case of a Regulation T Stock Option Exercise, the Committee may in its Discretion permit the Participant to irrevocably instruct a stock broker to promptly deliver to the Corporation an amount (in addition to the option exercise price) equal to any withholding tax owing in respect of such option exercise from the proceeds of the stock broker’s sale of or loan against some or all of the shares. In the event the Corporation then has in effect a stock repurchase program, in its Discretion and subject to such terms and conditions as it may impose, the Committee may permit Participants to satisfy their withholding tax obligations by requesting that the Corporation repurchase (and retain the repurchase price of) that number of shares issuable or issued under the Plan having a then fair market value equal to the amount of withholding tax due. The Committee may make such other arrangements with respect to income or employment tax withholding as it shall determine.

      24. Change in Control: Notwithstanding any other provision of the Plan or any provision of a grant or award agreement, in the event the Committee determines that there has been or will be a change in control of the Corporation or of any Subsidiary, the Committee may, without the consent of the holder, provide for any treatment of outstanding Awards which it determines, in its Discretion, to be appropriate. Such treatment may include, without limitation, acceleration of vesting of stock options and stock appreciation rights, release of restrictions applicable to restricted stock or restricted stock units, or deeming performance share awards to have been earned. In determining whether there has been or will be a change in control of the Corporation or of any Subsidiary, the Committee may utilize a definition it deems appropriate of a change in control contained in any existing agreement between the Corporation or a Subsidiary and one of its senior executives.

      25. Effectiveness of Plan: The Plan shall be effective on the date the Board of Directors of the Corporation adopts the Plan, provided that the shareholders of the Corporation approve the Plan within twelve (12) months of that date. Awards may be granted prior to shareholder approval of the Plan, but each such Award shall be subject to shareholder approval of the Plan. Without limitation, no stock option or stock appreciation right may be exercised and no performance shares may be issued prior to shareholder approval, and any restricted stock or restricted stock units awarded are subject to forfeiture if such shareholder approval is not obtained.

      26. Termination, Duration and Amendments of Plan: The Plan may be abandoned or terminated at any time by the Board of Directors of the Corporation. Unless sooner terminated by the Board of Directors, the Plan shall terminate on the date ten (10) years after its adoption by the Board of Directors, and no Awards may be granted thereafter. The termination of the Plan shall not affect the validity of any Award outstanding on the date of termination.

      For the purpose of conforming to any changes in applicable law or governmental regulations, or for any other lawful purpose, the Board of Directors of the Corporation shall have the right, without approval of the shareholders of the Corporation, to amend or revise the terms of the Plan at any time; provided, however, that no such amendment or revision shall (i) with respect to the Plan, increase the maximum number of shares in the aggregate which are subject to the Plan or with respect to which Awards may be made to individual Participants (subject, however, to the provisions of Paragraph 5), materially change the class of persons eligible to be Participants under the Plan or establish additional and different business criteria on which performance share goals are based without approval or ratification of the shareholders of the Corporation; or (ii) with respect to an Award previously granted under the Plan, except as otherwise specifically provided in the Plan, alter or impair any such Award without the consent of the holder thereof.

As adopted by the Board of Directors on December 11, 2002.

[UAGCM — UNTIED AUTO GROUP, INC.] [FILE NAME: ZUAGC2.ELX] [VERSION — (2)] [04/01/03] [orig. 03/20/03]

FOLD AND DETACH HERE	ZUAGC2

PROXY SOLICITED ON BEHALF
OF THE BOARD OF DIRECTORS OF
UNITED AUTO GROUP, INC.

The undersigned hereby revokes all prior proxies and appoints Roger S. Penske, Samuel X. DiFeo and Robert H. Kurnick, Jr., and each of them, as proxies with full power of substitution, to vote on behalf of the undersigned the same number of shares of Voting Common Stock, par value $0.0001 per share, of United Auto Group, Inc. which the undersigned is then entitled to vote, at the Annual Meeting of Stockholders to be held on Friday, May 16, 2003 at 9:00 a.m., local time, at United Auto Group, Inc., One Harmon Plaza, 9th Floor, Secaucus, New Jersey, and at any postponements or adjournments thereof, on any matter properly coming before the meeting, and specifically the matters described on the reverse side hereof:

THE PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED HEREIN, FOR THE APPROVAL OF THE 2002 UNITED AUTO GROUP, INC. EQUITY COMPENSATION PLAN AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. THE PROPOSALS HEREIN ARE PROPOSED BY THE BOARD OF DIRECTORS OF THE COMPANY AND ARE NOT RELATED TO OR CONDITIONED ON EACH OTHER.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

UNITED AUTO GROUP, INC.

C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8694
EDISON, NJ 08818-8694

[UAGCM— UNTIED AUTO GROUP, INC.] [FILE NAME: ZUAGC1.ELX] [VERSION— (2)] [04/01/03] [ORIG. 03/20/03]

DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL	ZUAGC1

	Please mark votes as in this example.

					FOR	AGAINST	ABSTAIN
1.	Election of Directors Class I directors to serve until 2006: Samuel X. DiFeo, Eustace W. Mita, Ronald G. Steinhart, John Barr		2.	To approve the 2002 United Auto Group, Inc. Equity Compensation Plan.

	FOR	WITHHOLD	3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

	For, except vote withheld from the above nominee(s):
				Note: Please sign your name exactly as it is shown at the left. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give your full title as such. EACH joint owner is requested to sign.

				PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE (Continued on reverse side).

Signature:	Date:	Signature:	Date: